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Exhibit 10.21

MASTER REPURCHASE AGREEMENT

Among:

MERRILL LYNCH BANK USA, as the Buyer,

FIELDSTONE MORTGAGE COMPANY, as a Seller

and

FIELDSTONE INVESTMENT CORPORATION, as a Seller

Dated as of November 12, 2004

i

EXHIBITS

SCHEDULE 1	Representations and Warranties Re: Mortgage Loans
SCHEDULE 2	Existing Indebtedness
SCHEDULE 3	Takeout Investors
EXHIBIT I	Form of Confirmation Letter
EXHIBIT II	Form of Opinion Letter
EXHIBIT III	UCC Filing Jurisdictions
EXHIBIT IV	Form of Account Agreement
EXHIBIT V	Mortgage Loan Schedule Fields
EXHIBIT VI	Mortgage File Documents
EXHIBIT VII	Underwriting Guidelines
EXHIBIT VIII	Sellers' Officer's Certificate
EXHIBIT IX	Form of Servicer Notice
EXHIBIT X	Authorized Representatives
EXHIBIT XI	Responsible Officers
EXHIBIT XII	Form of Section 7 Certificate

ii

MASTER REPURCHASE AGREEMENT

        This is a MASTER REPURCHASE AGREEMENT, dated as of November 12, 2004, among FIELDSTONE MORTGAGE COMPANY, a Maryland corporation ("FMC" and a "Seller"), FIELDSTONE INVESTMENT CORPORATION, a Maryland corporation ("FIC" and a "Seller" and, together with FMC, the "Sellers"), and MERRILL LYNCH BANK USA, a Utah industrial loan corporation (the "Buyer").

SECTION 1.    APPLICABILITY

        From time to time the parties hereto shall enter into transactions in which the respective Seller agrees to transfer to the Buyer Mortgage Loans against the transfer of funds by the Buyer, with a simultaneous agreement by the Buyer to transfer to either Seller or its designee such Mortgage Loans at a date certain not later than the date 364 days after the related Purchase Date, against the transfer of funds by such Seller. Each such transaction shall be referred to herein as a "Transaction" and shall be governed by this Repurchase Agreement, unless otherwise agreed in writing. This Repurchase Agreement is a commitment by the Buyer to engage in Transactions as set forth herein up to the Maximum Purchase Price; provided that the Buyer shall have no commitment to enter into any Transaction requested which would result in the aggregate Purchase Price of the then outstanding Transactions exceeding the Maximum Purchase Price.

SECTION 2.    DEFINITIONS

        As used herein, the following terms shall have the following meanings (all terms defined in this Section 2 or in other provisions of this Repurchase Agreement in the singular to have the same meanings when used in the plural and vice versa):

        "Acceptable SPV" shall mean a Person (established by either Seller) which issues Structured Securities Debt.

        "Accepted Servicing Practices" shall mean, with respect to any Mortgage Loan, those mortgage servicing practices of prudent mortgage lending institutions which service mortgage loans of the same type as such Mortgage Loan in the jurisdiction where the related Mortgaged Property is located.

        "Account Agreement" shall mean a letter agreement between the Sellers, the Buyer, and a depository institution to be mutually agreed upon by the Buyer and the Sellers.

        "Additional Purchased Mortgage Loans" shall mean Mortgage Loans or cash provided by either Seller to the Buyer or its designee pursuant to Section 4 of this Repurchase Agreement.

        "Affiliate" shall mean with respect to any Person, any "affiliate" of such Person, as such term is defined in the Bankruptcy Code.

        "Agency" shall mean Freddie Mac or Fannie Mae, as applicable.

        "Agency Security" shall mean a mortgage-backed security issued by an Agency.

        "Agency Takeout Commitment" shall mean a commitment by an Agency to (a) purchase the Mortgage Loan under any of its cash purchase programs or (b) (i) swap one or more Mortgage Loans for an Agency Security, and (ii) sell the related Agency Security to a Takeout Investor.

        "Appraised Value" shall mean the value set forth in an appraisal made in connection with the origination of the related Mortgage Loan as the value of the Mortgaged Property.

        "Asset Value" shall mean with respect to each Eligible Mortgage Loan, the applicable Purchase Price Percentage for the related Purchased Mortgage Loan multiplied by the lesser of (1) the Market Value of such Mortgage Loan and (2) the outstanding principal balance of such Mortgage Loan.

        (a)   Without limiting the generality of the foregoing, the Sellers acknowledge that the Asset Value of a Purchased Mortgage Loan may be reduced to zero by the Buyer if:

          (i)    such Purchased Mortgage Loan ceases to be an Eligible Mortgage Loan;

          (ii)   the Purchased Mortgage Loan has been released from the possession of the Custodian under the Custodial Agreement (other than to a Takeout Investor pursuant to a Bailee Letter) for a period in excess of 15 calendar days;

          (iii)  the Purchased Mortgage Loan is a Wet-Ink Mortgage Loan for which the related Mortgage File has not been received and certified by the Custodian by the eighth Business Day following the related Purchase Date;

          (iv)  such Purchased Mortgage Loan is a Delinquent Mortgage Loan;

          (v)   such Purchased Mortgage Loan is rejected by the related Takeout Investor;

          (vi)  such Purchased Mortgage Loan has been subject to a Transaction hereunder for period of greater than 150 days;

          (vii) the Buyer has determined in its commercially reasonable discretion that the Purchased Mortgage Loan is not eligible for whole loan sale or securitization in a transaction consistent with the prevailing sale and securitization industry with respect to substantially similar Mortgage Loans;

          (viii)   such Purchased Mortgage Loan contains a breach of a representation or warranty made by a Seller in this Repurchase Agreement or the Custodial Agreement;

        (b)   the aggregate Asset Value of all D Quality Non-Conforming Mortgage Loans that are Purchased Mortgage Loans and Mortgage Loans purchased under the MLMCI Facility combined shall not exceed $5,000,000;

        (c)   the aggregate Asset Value of all Purchased Mortgage Loans and Mortgage Loans purchased under the MLMCI Facility combined with a CLTV in excess of 100% shall not exceed $5,000,000;

        (d)   the aggregate Asset Value of all Land-and-Home Contracts shall not exceed $10,000,000;

        (e)   the aggregate Asset Value of all Wet-Ink Mortgage Loans that are Purchased Mortgage Loans and Mortgage Loans purchased under the MLMCI Facility combined shall not exceed $100,000,000;

        (f)    the aggregate Asset Value of all Second Lien Mortgage Loans that are Purchased Mortgage Loans and Mortgage Loans purchased under the MLMCI Facility combined shall not exceed $50,000,000; or

        (g)   the aggregate Asset Value of all Balloon Loans that are Purchased Mortgage Loans and Mortgage Loans purchased under the MLMCI Facility combined shall not exceed $50,000,000.

        "Assignment and Acceptance" shall have the meaning specified in Section 21 hereof.

        "Authorized Representative" shall mean, for the purposes of this Repurchase Agreement only, an agent or Responsible Officer of the Sellers listed on Exhibit X hereto, as such Exhibit X may be amended from time to time.

        "Available Amount" shall mean, as of any date of determination, an amount equal to the Maximum Purchase Price minus the aggregate purchase price of the purchased mortgage loans under the MLMCI Facility on such date.

        "Bailee Letter" shall have the meaning assigned to such term in the Custodial Agreement.

        "Balloon Loan" shall mean a Mortgage Loan which, by its terms, does not fully amortize by the stated maturity date.

        "Bankruptcy Code" shall mean the United States Bankruptcy Code of 1978, as amended from time to time.

        "Business" shall mean the residential mortgage lending business and all ancillary business activities related thereto, including, without limitation, the direct or indirect extension of loans or credit to Persons (including, without limitation, borrowers, brokers and lenders) in connection therewith.

        "Business Day" shall mean a day other than (a) a Saturday or Sunday, (b) any day on which banking institutions are authorized or required by law, executive order or governmental decree to be closed in the State of New York or (c) any day on which the New York Stock Exchange is closed.

        "Buyer" shall mean Merrill Lynch Bank USA, its successors in interest and assigns, and with respect to Section 7, participants.

        "Capital Lease Obligations" shall mean, for any Person, all obligations of such Person to pay rent or other amounts under a lease of (or other agreement conveying the right to use) Property to the extent such obligations are required to be classified and accounted for as a capital lease on a balance sheet of such Person under GAAP, and, for purposes of this Repurchase Agreement, the amount of such obligations shall be the capitalized amount thereof, determined in accordance with GAAP.

        "Change in Control" shall mean:

        (a)   any transaction or event as a result of which FIC ceases to own, directly or indirectly, 100% of the stock of FMC;

        (b)   the sale, transfer, or other disposition of all or substantially all of a Seller's assets (excluding any such action taken in connection with any securitization transaction); or

        (c)   the consummation of a merger or consolidation of FIC with or into another entity or any other corporate reorganization, if more than 50.1% of the combined voting power of the continuing or surviving entity's stock outstanding immediately after such merger, consolidation or such other reorganization is owned by persons who were not stockholders of the Seller immediately prior to such merger, consolidation or other reorganization.

        "Code" shall mean the Internal Revenue Code of 1986, as amended from time to time.

        "Collection Account" shall mean the account established by a financial institution acceptable to the Buyer subject to an Account Agreement, into which all Income shall be deposited after the occurrence of a Default or an Event of Default.

        "Combined Loan to Value Ratio" or "CLTV" shall mean, with respect to any Second Lien Mortgage Loan, the sum of the original principal balance of such Mortgage Loan and the outstanding principal balance of any related first lien as of the date of origination of the Mortgage Loan, divided by the Appraised Value of the Mortgaged Property as of the origination date.

        "Commitment Fee" shall mean the product of (x) 0.125% per annum and (y) the Maximum Purchase Price.

        "Committed Mortgage Loan" shall mean a Mortgage Loan which is the subject of a Takeout Commitment with a Takeout Investor.

        "Confirmation" shall mean a Confirmation Letter in the form of Exhibit I hereto.

        "Conforming Mortgage Loan" shall mean a first lien Mortgage Loan that (i) conforms to the requirements of an Agency for securitization or cash purchase and (ii) is subject to an Agency Takeout Commitment or a Takeout Commitment, including, without limitation, conventional Mortgage Loans, FHA Loans and VA Loans.

        "Consolidated Tangible Net Worth" shall mean the consolidated Tangible Net Worth of the Sellers in accordance with GAAP.

        "Custodial Agreement" shall mean that certain Custodial Agreement dated as of the date hereof, among Sellers, the Buyer and Custodian as the same may be amended from time to time.

        "Custodian" shall mean JPMorgan Chase Bank, or any successor thereto under the Custodial Agreement.

        "D Quality Non-Conforming Mortgage Loan" shall mean a first lien Mortgage Loan originated in accordance with the criteria established under the "D First Lien Standard Program Parameters" as set forth in the Underwriting Guidelines.

        "Default" shall mean an Event of Default or an event that with notice or lapse of time or both would become an Event of Default.

        "Delinquent Mortgage Loan" shall mean any Mortgage Loan as to which any Monthly Payment, or part thereof, remains unpaid for more than thirty (30) days from the original Due Date for such Monthly Payment.

        "Dollars" and "$" shall mean lawful money of the United States of America.

        "Due Date" shall mean the day of the month on which the Monthly Payment is due on a Mortgage Loan, exclusive of any days of grace.

        "Due Diligence Review" shall mean the performance by the Buyer of any or all of the reviews permitted under Section 27 hereof with respect to any or all of the Mortgage Loans, as desired by the Buyer from time to time.

        "Effective Date" shall mean the date upon which the conditions precedent set forth in Section 3(a) shall have been satisfied.

        "Electronic Tracking Agreement" shall mean an Electronic Tracking Agreement among the Buyer, the Sellers, MERS and MERSCORP, Inc., to the extent applicable as amended from time to time.

        "Eligible Mortgage Loan" shall mean a Purchased Mortgage Loan which complies with the representations and warranties set forth on Schedule 1 to this Repurchase Agreement and is either (a) a Conforming Mortgage Loan, (b) a D Quality Non-Conforming Mortgage Loan, (c) a Jumbo Mortgage Loan, (d) a Sub-Prime Mortgage Loan or (e) a Land-and-Home Contract.

        "ERISA" shall, with respect to any Person, mean the Employee Retirement Income Security Act of 1974, as amended from time to time and any successor thereto, and the regulations promulgated and rulings issued thereunder.

        "ERISA Affiliate" shall, with respect to any Person, mean any Person which is a member of any group of organizations (a) described in Section 414(b) or (c) of the Code of which such Person is a member, or (b) solely for purposes of potential liability under Section 302(c)(11) of ERISA and Section 412(c)(11) of the Code and the lien created under Section 302(f) of ERISA and Section 412(n) of the Code, described in Section 414(m) or (o) of the Code of which such Person is a member.

        "Event of Default" shall have the meaning specified in Section 13.01 hereof.

        "Event of Insolvency" shall mean, for any Person:

        (a)   that such Person or any Affiliate shall discontinue or abandon operation of its business; or

        (b)   that such Person or any Affiliate shall fail generally to, or admit in writing its inability to, pay its debts as they become due; or

        (c)   a proceeding shall have been instituted in a court having jurisdiction in the premises seeking a decree or order for relief in respect of such Person or any Affiliate in an involuntary case under any applicable bankruptcy, insolvency, liquidation, reorganization or other similar law now or hereafter in effect, or for the appointment of a receiver, liquidator, assignee, trustee, custodian, sequestrator, conservator or other similar official of such Person or any Affiliate, or for any substantial part of its property, or for the winding-up or liquidation of its affairs and such proceeding shall continue for sixty (60) days without having been dismissed or discharged; or

        (d)   the commencement by such Person or any Affiliate of a voluntary case under any applicable bankruptcy, insolvency or other similar Law now or hereafter in effect, or such Person's or any Affiliate's consent to the entry of an order for relief in an involuntary case under any such Law, or consent to the appointment of or taking possession by a receiver, liquidator, assignee, trustee, custodian, sequestrator, conservator or other similar official of such Person, or for any substantial part of its property, or any general assignment for the benefit of creditors; or

        (e)   that such Person or any Affiliate shall become insolvent; or

        (f)    if such Person or any Affiliate is a corporation, such Person or any Affiliate, or any of their Subsidiaries, shall take any corporate action in furtherance of, or the action of which would result in any of the actions set forth in the preceding clause (a), (b), (c), (d) or (e).

        "Event of Termination" shall, with respect to each Seller, mean (a) with respect to any Plan, a reportable event, as defined in Section 4043 of ERISA, as to which the PBGC has not by regulation waived the requirement of Section 4043(a) of ERISA that it be notified within 30 days of the occurrence of such event, or (b) the withdrawal of such Seller or any ERISA Affiliate thereof from a Plan during a plan year in which it is a substantial employer, as defined in Section 4001(a)(2) of ERISA, or (c) the failure by such Seller or any ERISA Affiliate thereof to meet the minimum funding standard of Section 412 of the Code or Section 302 of ERISA with respect to any Plan, including, without limitation, the failure to make on or before its due date a required installment under Section 412(m) of the Code or Section 302(e) of ERISA, or (d) the distribution under Section 4041 of ERISA of a notice of intent to terminate any Plan or any action taken by such Seller or any ERISA Affiliate thereof to terminate any Plan, or (e) the adoption of an amendment to any Plan that, pursuant to Section 401(a)(29) of the Code or Section 307 of ERISA, would result in the loss of tax-exempt status of the trust of which such Plan is a part if the Seller or any ERISA Affiliate thereof fails to timely provide security to the Plan in accordance with the provisions of said Sections, or (f) the institution by the PBGC of proceedings under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Plan, or (g) the receipt by such Seller or any ERISA Affiliate thereof of a notice from a Multiemployer Plan that action of the type described in the previous clause (f) has been taken by the PBGC with respect to such Multiemployer Plan, or (h) any event or circumstance exists which may reasonably be expected to constitute grounds for such Seller or any ERISA Affiliate thereof to incur liability under Title IV of ERISA or under Sections 412(c)(11) or 412(n) of the Code with respect to any Plan.

        "Excluded Taxes" shall have the meaning specified in Section 7(f).

        "Expenses" shall mean all present and future reasonable expenses incurred by or on behalf of the Buyer in connection with this Repurchase Agreement or any of the other Repurchase Documents and any amendment, supplement or other modification or waiver related hereto or thereto, whether incurred heretofore or hereafter, which expenses shall include the cost of title, lien, judgment and other record searches; attorneys' fees; and costs of preparing and recording any UCC financing statements or other filings necessary to perfect the security interest created hereby.

        "Fannie Mae" shall mean Fannie Mae, or any successor thereto.

        "FHA" shall mean the Federal Housing Administration, an agency within the United States Department of Housing and Urban Development, or any successor thereto, and including the Federal Housing Commissioner and the Secretary of Housing and Urban Development where appropriate under the FHA Regulations.

        "FHA Approved Mortgagee" shall mean a corporation or institution approved as a mortgagee by the FHA under the National Housing Act, as amended from time to time, and applicable FHA Regulations, and eligible to own and service mortgage loans such as the FHA Loans.

        "FHA Loan" shall mean a Mortgage Loan which is the subject of an FHA Mortgage Insurance Contract.

        "FHA Mortgage Insurance" shall mean, mortgage insurance authorized under the National Housing Act, as amended from time to time, and provided by the FHA.

        "FHA Mortgage Insurance Contract" shall mean the contractual obligation of the FHA respecting the insurance of a Mortgage Loan.

        "FHA Regulations" shall mean the regulations promulgated by the Department of Housing and Urban Development under the National Housing Act, as amended from time to time and codified in 24 Code of Federal Regulations, and other Department of Housing and Urban Development issuances relating to FHA Loans, including the related handbooks, circulars, notices and mortgagee letters.

        "Fidelity Insurance" shall mean insurance coverage with respect to employee errors, omissions, dishonesty, forgery, theft, disappearance and destruction, robbery and safe burglary, property (other than money and securities) and computer fraud in an aggregate amount acceptable to the applicable Seller's regulators.

        "Financial Statements" shall mean the consolidated financial statements of FIC prepared in accordance with GAAP for the year or other period then ended. Such financial statements will be audited, in the case of annual statements, by an Independent Accounting Firm.

        "First Payment Default" shall mean, with respect to a Mortgage Loan, the failure of the Mortgagor to make the first Monthly Payment due under the Mortgage Loan on or before its scheduled Due Date.

        "FIC" shall mean Fieldstone Investment Corporation, a Maryland corporation.

        "Fitch" shall mean Fitch Ratings, Inc., or any successor thereto.

        "FMC" shall mean Fieldstone Mortgage Company, a Maryland corporation.

        "Freddie Mac" shall mean Freddie Mac, formerly known as the Federal Home Loan Mortgage Corporation, or any successor thereto.

        "GAAP" shall mean generally accepted accounting principles in the United States of America, applied on a consistent basis and applied to both classification of items and amounts, and shall include, without limitation, the official interpretations thereof by the Financial Accounting Standards Board, its predecessors and successors.

        "Governmental Authority" shall mean the government of the United States of America or of any state, county, municipality or other political subdivision thereof or any governmental body, agency, authority, department or commission (including, without limitation, any taxing authority) or any instrumentality or officer of any of the foregoing (including, without limitation, any court or tribunal) exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government and any corporation, partnership or other entity directly or indirectly owned by or controlled by the foregoing.

        "Guarantee" shall mean, as to any Person, any obligation of such Person directly or indirectly guaranteeing any Indebtedness of any other Person or in any manner providing for the payment of any Indebtedness of any other Person or otherwise protecting the holder of such Indebtedness against loss (whether by virtue of partnership arrangements, by agreement to keep-well, to purchase assets, goods, securities or services, or to take-or-pay or otherwise); provided that the term "Guarantee" shall not include endorsements for collection or deposit in the ordinary course of business. The amount of any Guarantee of a Person shall be deemed to be an amount equal to the stated or determinable amount of the primary obligation in respect of which such Guarantee is made or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof as determined by such Person in good faith. The terms "Guarantee" and "Guaranteed" used as verbs shall have correlative meanings.

        "High Cost Mortgage Loan" shall mean a Mortgage Loan classified as (a) a "high cost" loan under the Home Ownership and Equity Protection Act of 1994 or (b) a "high cost," "threshold," "covered," or "predatory" loan under any other applicable state, federal or local law (or a similarly classified loan using different terminology under a law, regulation or ordinance imposing heightened regulatory scrutiny or additional legal liability for residential mortgage loans having high interest rates, points and/or fees).

        "HUD" shall mean the Department of Housing and Urban Development.

        "Income" shall mean, with respect to any Purchased Mortgage Loan at any time, any principal thereof then payable and all interest, dividends or other distributions payable thereon.

        "Indebtedness" shall mean, with respect to any Person, (a) obligations created, issued or incurred by such Person for borrowed money (whether by loan, the issuance and sale of debt securities or the sale of Property to another Person subject to an understanding or agreement, contingent or otherwise, to repurchase such Property from such Person); (b) obligations of such Person to pay the deferred purchase or acquisition price of Property or services, other than trade accounts payable (other than for borrowed money) arising, and accrued expenses incurred, in the ordinary course of business, so long as such trade accounts payable are payable within 90 days of the date the respective goods are delivered or the respective services are rendered; (c) Indebtedness of others secured by a Lien on the Property of such Person, whether or not the respective Indebtedness so secured has been assumed by such Person; (d) obligations (contingent or otherwise) of such Person in respect of letters of credit or similar instruments issued or accepted by banks and other financial institutions for the account of such Person; (e) Capital Lease Obligations of such Person; (f) obligations of such Person under loan agreements, warehouse finance agreements, repurchase agreements, sale/buy-back agreements or like arrangements (but excluding any such obligations to the Buyer or any of its Affiliates); (g) Indebtedness of others Guaranteed by such Person; (h) all obligations of such Person incurred in connection with the acquisition or carrying of fixed assets by such Person; and (i) Indebtedness of general partnerships of which such Person is a general partner.

        "Indemnified Party" shall have the meaning specified in Section 15 hereof.

        "Independent Accounting Firm" shall mean an independent accounting firm of recognized national standing with the American Institute of Certified Public Accountants or such other independent certified public accountants approved by the Buyer (which approval shall not be unreasonably withheld or delayed).

        "Interest Rate Protection Agreement" shall mean, with respect to any or all of the Purchased Mortgage Loans, any short sale of a U.S. Treasury Security, or futures contract, or mortgage related security, or Eurodollar futures contract, or options related contract, or interest rate swap, cap or collar agreement or Take-out Commitment, or similar arrangement providing for protection against fluctuations in interest rates or the exchange of nominal interest obligations, either generally or under specific contingencies, entered into by a Seller and an Affiliate of the Buyer, and acceptable to the Buyer.

        "Jumbo Mortgage Loan" shall mean a first lien Mortgage Loan with a principal balance of not more than $2,000,000 that (a) except with respect to the original principal balance thereof, conforms to the requirements for securitization or cash purchase by an Agency or are eligible for pool insurance by an insurer acceptable to the Buyer, and (b) that either (i) will be sold or securitized by the Seller or (ii) is subject to Takeout Commitment.

        "Land-and-Home Contract" shall mean a manufactured housing installment sales contract and installment loan agreement that is secured by a Mortgage on real estate on which the related Manufactured Home is situated, and which Manufactured Home is considered or classified as part of the real estate under the laws of the jurisdiction in which it is located, including, without limitation, all related security interests and any and all rights to receive payments which are due pursuant thereto.

        "Late Payment Fee" shall mean the excess of the Price Differential paid as a result of its calculation at the Post-Default Rate over the Price Differential as would have been calculated at the Pricing Rate.

        "Law" shall mean, any law, treaty, rule or regulation or determination of an arbitrator or court or other Governmental Authority, in each case applicable to or binding upon such Person or any of its property or to which such Person or any of its property is subject.

        "LIBOR Period" shall mean, with respect to each Payment Date, the period from and including the immediately preceding Payment Date (or, with respect to the first LIBOR Period for each Transaction, from and including the related Purchase Date) to, but excluding such Payment Date, unless otherwise agreed to by the Buyer and the Sellers and set forth in the related Confirmation.

        "LIBOR Rate" shall mean, with respect to each day during the applicable LIBOR Period, the rate per annum equal to the one month British Bankers Association Rate as reported on the display designated as "BBAM" "Page DG8 4a" on Bloomberg (or such other display as may replace "BBAM" "Page DG8 4a" on Bloomberg), as of 8:00 a.m., New York City time, on the date two Business Days prior to the commencement of such LIBOR Period, and if such rate shall not be so quoted, or if the related LIBOR Period shall be less than one month, the rate per annum at which the Buyer or its Affiliate is offered dollar deposits at or about 8:00 a.m., New York City time, on the date two Business Days prior to the commencement of the such LIBOR Period, by prime banks in the interbank Eurodollar market where the Eurodollar and foreign currency exchange operations in respect of its Transactions are then being conducted for delivery on such day for a period of one month or such other period as agreed upon in writing by the Buyer and the applicable Seller and in an amount comparable to the amount of the related Transactions outstanding on such day.

        "Lien" shall mean any lien, claim, charge, restriction, pledge, security interest, mortgage, deed of trust or other encumbrance.

        "Loan to Value Ratio" or "LTV" shall mean with respect to any Mortgage Loan, the ratio of the original outstanding principal amount of such Mortgage Loan to the lesser of (a) the Appraised Value of the Mortgaged Property at origination or (b) if the Mortgaged Property was purchased within twelve (12) months of the origination of such Mortgage Loan, the purchase price of the Mortgaged Property.

        "Manufactured Home" shall mean a unit of manufactured housing, including all accessions thereto, securing the indebtedness of the Mortgagor under the related Land-and-Home Contract.

        "Margin Call" shall have the meaning specified in Section 4.

        "Margin Deficit" shall have the meaning specified in Section 4.

        "Market Value" shall mean, as of any date with respect to any Purchased Mortgage Loan, the price at which such Mortgage Loan could readily be sold as determined by the Buyer in its reasonable sole discretion.

        "Material Adverse Effect" shall mean a material adverse effect on (a) the Property, business, operations, financial condition or prospects of (i) FIC individually or (ii) both Sellers taken as a whole, (b) the ability of either Seller or any Affiliate to perform its obligations under any of the Repurchase Documents to which it is a party, (c) the validity or enforceability of any of the Repurchase Documents, (d) the rights and remedies of the Buyer or any Affiliate under any of the Repurchase Documents, (e) the timely payment of any amounts payable under the Repurchase Documents, or (f) the Market Value of the Purchased Mortgage Loans.

        "Maximum Purchase Price" shall mean $500,000,000.

        "MERS" shall mean Mortgage Electronic Registration Systems, Inc., a corporation organized and existing under the laws of the State of Delaware, or any successor thereto.

        "MERS System" shall mean the system of recording transfers of mortgages electronically maintained by MERS.

        "Minimum Purchase Price" shall mean $2,000,000.

        "MLMCI Facility" shall mean that certain amended and restated repurchase agreement between Merrill Lynch Mortgage Capital, Inc. and the Sellers, dated as of October 2, 2001, as amended from time to time.

        "Monthly Payment" shall mean the scheduled monthly payment of principal and interest on a Mortgage Loan.

        "Moody's" shall mean Moody's Investor's Service, Inc., or any successors thereto.

        "Mortgage" shall mean each mortgage, assignment of rents, security agreement and fixture filing, or deed of trust, assignment of rents, security agreement and fixture filing, deed to secure debt, assignment of rents, security agreement and fixture filing, or similar instrument creating and evidencing a first lien or second lien on real property and other property and rights incidental thereto.

        "Mortgage File" shall mean, with respect to a Mortgage Loan, the documents and instruments relating to such Mortgage Loan and set forth in Exhibit VI hereto.

        "Mortgage Interest Rate" shall mean the rate of interest borne on a Mortgage Loan from time to time in accordance with the terms of the related Mortgage Note.

        "Mortgage Loan" shall mean any first or second lien, single family residential mortgage loan evidenced by a Mortgage Note and secured by a Mortgage or any Land-and-Home Contract, which mortgage loan or Land-and-Home Contract is subject to a Transaction hereunder, which in no event shall include any mortgage loan or Land-and-Home Contract which (a) is subject to Section 226.32 of Regulation Z or any similar state law (relating to high interest rate credit/lending transactions), (b) includes any single premium credit life or accident and health insurance or disability insurance, (c) contains any term or condition, or involves any loan origination practice, that has been defined as "predatory," "covered" or "threshold" under applicable federal, state or local law, or which has been expressly categorized as an "unfair" or "deceptive" term, condition, or practice in any applicable federal, state or local law dealing with "predatory" or "high cost" mortgage lending (or a similarly classified loan using different terminology under a law, regulation or ordinance imposing heightened regulatory scrutiny or additional legal liability for residential mortgage loans having high interest rates, points and/or fees) or (d) with respect to any Land-and-Home Contract, the related Manufactured Home is not qualified to back a "mortgage related security" as defined in Section 3(a)(41) of the Securities Exchange Act of 1934, as amended.

        "Mortgage Loan Schedule" shall mean with respect to any Transaction as of any date, a mortgage loan schedule in the form of a computer tape or other electronic medium generated by the related Seller and delivered to the Buyer and the Custodian, which provides information (including, without limitation, the information set forth on Exhibit V attached hereto) relating to the Purchased Mortgage Loans in a format acceptable to the Buyer.

        "Mortgage Loan Schedule and Exception Report" shall have the meaning set forth in the applicable Custodial Agreement.

        "Mortgage Note" shall mean the promissory note or other evidence of the indebtedness of a Mortgagor secured by a Mortgage.

        "Mortgaged Property" shall mean the real property securing repayment of the debt evidenced by a Mortgage Note.

        "Mortgagor" shall mean the obligor or obligors on a Mortgage Note, including any Person who has assumed or guaranteed the obligations of the obligor thereunder.

        "Multiemployer Plan" shall mean, with respect to any Person, a "multiemployer plan" as defined in Section 4001(a)(3) of ERISA which is or was at any time during the current year or the immediately preceding five (5) years contributed to by such Person or any ERISA Affiliate thereof on behalf of its employees and which is covered by Title IV of ERISA.

        "Non-Excluded Taxes" shall have the meaning set forth in Section 7(a) hereof.

        "Non-Exempt Buyer" shall have the meaning specified in Section 7(f) hereof.

        "Non-Utilization Fee" shall mean, for each calendar quarter, an amount equal to the product of (a) 0.125% per annum and (b) the excess of (i) 50% of the Maximum Purchase Price over (ii) the average daily aggregate outstanding Purchase Price of the Purchased Mortgage Loans during such calendar quarter.

        "Obligations" shall mean (a) any amounts due and payable by a Seller to the Buyer in connection with a Transaction hereunder, together with interest thereon (including interest which would be payable as post-petition interest in connection with any bankruptcy or similar proceeding) and all other fees or expenses which are payable hereunder or under any of the Repurchase Documents and (b) for so long as the amounts and obligations referenced in clause (a) of this definition are outstanding, all other obligations or amounts due and payable by a Seller to the Buyer or an Affiliate of the Buyer under any other contract or agreement.

        "Origination Date" shall mean, with respect to each Eligible Mortgage Loan, the date of funding of the related Mortgage Note or Land-and-Home Contract.

        "Other Taxes" shall have the meaning set forth in Section 7(b) hereof.

        "Payment Date" shall mean the first day of each month, or if such date is not a Business Day, the last Business Day of the preceding month.

        "PBGC" shall mean the Pension Benefit Guaranty Corporation or any entity succeeding to any or all of its functions under ERISA.

        "Periodic Advance Repurchase Payment" shall have the meaning specified in Section 5(a).

        "Person" shall mean any individual, corporation, company, voluntary association, partnership, joint venture, limited liability company, trust, unincorporated association or government (or any agency, instrumentality or political subdivision thereof).

        "Plan" shall mean, with respect to any Person, any employee benefit or similar plan that is or was at any time during the current year or immediately preceding five (5) years established or maintained by such Person or any ERISA Affiliate thereof and that is covered by Title IV of ERISA, other than a Multiemployer Plan.

        "PMI Policy" shall mean a policy of primary mortgage guaranty insurance issued by a Qualified Insurer, as required by this Repurchase Agreement with respect to certain Mortgage Loans.

        "Post-Default Rate" shall mean a rate equal to the sum of (a) the Pricing Rate plus (b) two percent (2.00%).

        "Price Differential" shall mean, with respect to any Transaction hereunder as of any date, the aggregate amount obtained by daily application of the Pricing Rate (or, during the continuation of an Event of Default, by daily application of the Post-Default Rate) for such Transaction to the Purchase

Price for such Transaction on a 360 day per year basis for the actual number of days during the period commencing on (and including) the Purchase Date for such Transaction and ending on (but excluding) the Repurchase Date (reduced by any amount of such Price Differential previously paid by a Seller to the Buyer with respect to such Transaction).

        "Pricing Rate" shall mean a rate per annum equal to the sum of (a) the LIBOR Rate plus (b) the Pricing Spread.

        "Pricing Spread" shall mean:

        (a)   with respect to Transactions the subject of which are Mortgage Loans other than Wet-Ink Mortgage Loans, 0.80%; or

        (b)   with respect to Transactions the subject of which are Wet-Ink Mortgage Loans, 1.125%.

        "Property" shall mean any right or interest in or to property of any kind whatsoever, whether real, personal or mixed and whether tangible or intangible.

        "Purchase Date" shall mean the date on which Purchased Mortgage Loans are transferred by a Seller to the Buyer or its designee.

        "Purchase Price" shall mean:

        (a)   on the Purchase Date, the price at which each Purchased Mortgage Loan is transferred by a Seller to the Buyer which shall equal the applicable Purchase Price Percentage multiplied by the lesser of (i) the Market Value of such Mortgage Loan on the Purchase Date and (ii) the outstanding principal balance of the Mortgage Loan; and

        (b)   thereafter, except where the Buyer and a Seller agree otherwise, such Purchase Price decreased by the amount of any cash, Income and Periodic Advance Repurchase Payments actually received by the Buyer pursuant to Sections 5 or applied to reduce a Seller's obligations under Section 4(b) hereof.

        "Purchase Price Percentage" shall mean:

        (a)   with respect to each Mortgage Loan which is a Wet-Ink Mortgage Loan (other than a Conforming Mortgage Loan or Jumbo Mortgage Loan, that, in either case, is a Wet-Ink Mortgage Loan), 93%;

        (b)   with respect to each Mortgage Loan which is a Wet-Ink Mortgage Loan that is either a Conforming Mortgage Loan or Jumbo Mortgage Loan, 95%;

        (c)   with respect to each Mortgage Loan (other than a Conforming Mortgage Loan, Jumbo Mortgage Loan or Wet-Ink Mortgage Loan), 97%; and

        (d)   with respect to each Mortgage Loan which is a Conforming Mortgage Loan or a Jumbo Mortgage Loan (other than a Wet-Ink Mortgage Loan), 98%.

        "Purchased Mortgage Loan Report" shall mean a report, delivered with each Transaction Request, on the last day of each month (or if such date is not a Business Day, the next preceding Business Day), or upon the request of the Buyer, including a Mortgage Loan Schedule in the form of Exhibit V hereto, setting forth information with respect to the Purchased Mortgage Loans (and Mortgage Loans proposed to be the subject of a Transaction on the related Purchase Date, if applicable).

        "Purchased Mortgage Loans" shall mean the Mortgage Loans sold by a Seller to the Buyer in a Transaction, and any Additional Purchased Mortgage Loans as evidenced by a Confirmation and a Trust Receipt.

        "Qualified Insurer" shall mean a mortgage guaranty insurance company duly authorized and licensed where required by law to transact mortgage guaranty insurance business and acceptable under the Underwriting Guidelines.

        "Rating Agency" shall mean any of S&P, Moody's or Fitch.

        "Records" shall mean all instruments, agreements and other books, records, and reports and data generated by other media for the storage of information maintained by a Seller or any other person or entity with respect to a Purchased Mortgage Loan. Records shall include the Mortgage Notes, any Mortgages, the Mortgage Files, the credit files related to the Purchased Mortgage Loan and any other instruments necessary to document or service a Mortgage Loan.

        "Register" shall have the meaning specified in Section 21 hereof.

        "Regulations T, U and X" shall mean Regulations T, U and X of the Board of Governors of the Federal Reserve System (or any successor), as the same may be modified and supplemented and in effect from time to time.

        "REIT" shall mean a real estate investment trust, as defined in Section 856 of the Code.

        "Reportable Event" shall mean any of the events set forth in Section 4043(c) of ERISA, other than those events as to which the thirty (30) day notice period is waived under subsections .21, .22, .24, .26, .27 or .28 of PBGC Reg. § 4043.

        "Repurchase Agreement" shall mean this Master Repurchase Agreement between the Buyer and the Sellers, dated as of the date hereof as the same may be further amended, supplemented or otherwise modified in accordance with the terms hereof.

        "Repurchase Assets" shall have the meaning provided in Section 8 hereof.

        "Repurchase Date" shall mean the date on which a Seller is to repurchase the Purchased Mortgage Loans subject to a Transaction from the Buyer as specified in the related Confirmation, or if not so specified on a date requested pursuant to Section 3(d) or on the Termination Date, including any date determined by application of the provisions of Sections 3 or 14, or the date identified to the Buyer by a Seller as the date that the related Mortgage Loan is to be sold pursuant to a Take-out Commitment.

        "Repurchase Documents" shall mean this Repurchase Agreement, the Custodial Agreement, the Electronic Tracking Agreement, a Servicer Notice, if any, the Settlement Account Control Agreement and the Account Agreement.

        "Repurchase Price" shall mean the price at which Purchased Mortgage Loans are to be transferred from the Buyer or its designee to a Seller upon termination of a Transaction, which will be determined in each case (including Transactions terminable upon demand) as the sum of the Purchase Price and the Price Differential as of the date of such determination.

        "Requirement of Law" shall mean as to any Person, the certificate of incorporation and by-laws or other organizational or governing documents of such Person, and any law, treaty, rule or regulation or determination of an arbitrator or a court or other Governmental Authority, in each case applicable to or binding upon such Person or any of its property or to which such Person or any of its Property is subject.

        "Responsible Officer" shall mean an officer of the Sellers listed on Exhibit XI hereto, as such Exhibit XI may be amended from time to time.

        "Reset Date" shall mean the last day of the related LIBOR Period.

        "S&P" shall mean Standard & Poor's Ratings Services, or any successor thereto.

        "SEC" shall mean the Securities Exchange Commission.

        "Second Lien Mortgage Loan" shall mean a Mortgage Loan secured by a second lien on the related Mortgaged Property.

        "Section 7 Certificate" shall have the meaning specified in Section 7 (f)(ii) hereof.

        "Seller" shall mean either FMC or FIC, as applicable.

        "Seller Excluded Guarantees" shall mean (a) mortgage repurchase and warehouse facilities whereby the Sellers are jointly and severally liable thereunder; (b) mortgage repurchase and warehouse facilities whereby FIC guarantees the obligations of FMC thereunder; and (c) obligations of the Seller pursuant to surety bonds required in connection with state licensing of branch offices.

        "Servicer" shall mean FMC or any successor or permitted assigns.

        "Servicer Notice" shall mean the notice acknowledged by the Servicer substantially in the form of Exhibit IX hereto.

        "Servicing Agreement" shall mean any servicing agreement entered into among a Seller and a Servicer, as the same may be amended from time to time.

        "Settlement Account" shall have the meaning set forth in of the Custodial Agreement.

        "Settlement Account Control Agreement" shall mean the Settlement Account Control Agreement entered into among the Buyer, the Sellers and the Custodian, dated as of the date hereof as the same may be further amended, supplemented or otherwise modified in accordance with its terms.

        "Single-Employer Plan" shall mean a single-employer plan as defined in Section 4001(a)(15) of ERISA which is subject to the provisions of Title IV of ERISA.

        "Structured Securities Debt" shall mean any Indebtedness issued in connection with an asset backed securitization transaction incurred by an Acceptable SPV, provided that (a) such Indebtedness is non-recourse to any shareholder or equity owner of such Acceptable SPV, (b) such indebtedness is publicly issued Indebtedness of the Acceptable SPV and (c) such Indebtedness is rated by at least one (1) Rating Agency.

        "Subsidiary" shall mean, with respect to any Person, any corporation, partnership or other entity of which at least a majority of the securities or other ownership interests having by the terms thereof ordinary voting power to elect a majority of the board of directors or other persons performing similar functions of such corporation, partnership or other entity (irrespective of whether or not at the time securities or other ownership interests of any other class or classes of such corporation, partnership or other entity shall have or might have voting power by reason of the happening of any contingency) is at the time directly or indirectly owned or controlled by such Person or one or more Subsidiaries of such Person or by such Person and one or more Subsidiaries of such Person.

        "Sub-Prime Mortgage Loan" shall mean a first lien Mortgage Loan originated in accordance with the Underwriting Guidelines for sub-prime mortgage loans, acceptable to the Buyer in its sole discretion.

        "Takeout Commitment" shall mean a commitment of a Seller to sell one or more Mortgage Loans to a Takeout Investor, and the corresponding Takeout Investor's commitment back to Seller to effectuate the foregoing.

        "Takeout Investor" shall mean any institution which has made a Takeout Commitment and has been approved by the Buyer. The initial list of Takeout Investors is attached hereto as Schedule 3, which schedule may be amended from time to time with the Buyer's consent.

        "Tangible Net Worth" shall mean, for any Person as of a particular date,

        (a)   all amounts which would be included under capital on a balance sheet of such Person at such date, determined in accordance with GAAP, less

        (b)   (i) amounts owing to such Person from Affiliates, or from officers, employees, shareholders or other Persons similarly affiliated with such Person, (ii) intangible assets and (iii) deferred tax charge.

        "Taxes" shall have the meaning set forth in Section 7(a) hereof.

        "Termination Date" shall mean the date which is 364 days from the date hereof which shall be November 11, 2005.

        "Termination Event" shall have the meaning set forth in Section 13.02 hereof.

        "Transaction" shall have the meaning specified in Section 1.

        "Transaction Request" shall mean a request from a Seller to the Buyer to enter into a Transaction.

        "Trust Receipt" shall have the meaning set forth in the Custodial Agreement.

        "Underwriting Guidelines" shall mean the underwriting guidelines of FMC, attached hereto as Exhibit VII.

        "Uniform Commercial Code" shall mean the Uniform Commercial Code as in effect from time to time in the State of New York.

        "VA" shall mean the U.S. Department of Veterans Affairs, an agency of the United States of America, or any successor thereto including the Secretary of Veterans Affairs.

        "VA Approved Lender" shall mean a lender which is approved by the VA to act as a lender in connection with the origination of VA Loans.

        "VA Loan" shall mean a Mortgage Loan which is subject of a VA Loan Guaranty Agreement as evidenced by a VA Loan Guaranty Agreement, or a Mortgage Loan which is a vender loan sold by the VA.

        "VA Loan Guaranty Agreement" shall mean the obligation of the United States to pay a specific percentage of a Mortgage Loan (subject to a maximum amount) upon default of the Mortgagor pursuant to the Servicemen's Readjustment Act, as amended.

        "Wet-Ink Mortgage Loan" shall mean a closed and funded Mortgage Loan which either Seller is selling to the Buyer and for which the Mortgage File has not been delivered to the Custodian.

        "Wet-Ink Trust Receipt" shall have the meaning set forth in the Custodial Agreement.

SECTION 3.    INITIATION; TERMINATION

        (a)   Conditions Precedent to Initial Transaction. The Buyer's obligation to enter into the initial Transaction hereunder is subject to the satisfaction, immediately prior to or concurrently with the making of such Transaction, of the condition precedent that the Buyer shall have received from the Seller any fees and expenses payable hereunder, and all of the following documents, each of which shall be satisfactory to the Buyer and its counsel in form and substance:

          (i)    The following Repurchase Documents delivered to the Buyer:

            (A)  Repurchase Agreement. This Repurchase Agreement, duly executed by the parties thereto;

            (B)  Custodial Agreement. The Custodial Agreement, duly executed by the parties thereto;

            (C)  Account Agreement. An Account Agreement, duly executed by the parties thereto in form and substance acceptable to the Buyer;

            (D)  Electronic Tracking Agreement. To the extent the Sellers are selling Mortgage Loans which are registered on the MERS® System, an Electronic Tracking Agreement entered into, duly executed and delivered by the parties thereto, in full force and effect, free of any modification, breach or waiver; and

            (E)  Settlement Account Control Agreement. With respect to each Seller, the related Settlement Account Control Agreement, executed and delivered by a duly authorized officer of each of the Buyer, such Seller and Custodian.

          (ii)   Opinions of Counsel. An opinion or opinions of outside counsel to the Sellers, substantially in the form of Exhibit II.

          (iii)  Sellers Organizational Documents. With respect to each Seller, a certificate of corporate existence of such Seller delivered to the Buyer prior to the Effective Date (or if unavailable, as soon as available thereafter) and certified copies of the certificate of incorporation and by-laws (or equivalent documents) of such Seller and of all corporate or other authority for such Seller with respect to the execution, delivery and performance of the Repurchase Documents and each other document to be delivered by such Seller from time to time in connection herewith.

          (iv)  Security Interest. Evidence that all other actions necessary or, in the opinion of the Buyer, desirable to perfect and protect the Buyer's interest in the Purchased Mortgage Loans and other Repurchase Assets have been taken, including, without limitation, UCC searches and duly authorized and filed Uniform Commercial Code financing statements on Form UCC-1.

          (v)   Underwriting Guidelines. A true and correct copy of the Underwriting Guidelines certified by an officer of FMC.

          (vi)  Insurance. With respect to each Seller, evidence that such Seller has added the Buyer as a loss payee under such Seller's Fidelity Insurance.

          (vii) Other Documents. Such other documents as the Buyer may reasonably request, in form and substance reasonably acceptable to the Buyer.

        (b)    Conditions Precedent to All Transactions.    Upon satisfaction of the conditions set forth in Section 3(a), the Buyer shall enter into a Transaction with the related Seller; provided, however, that the Buyer's obligation to enter into each Transaction (including the initial Transaction) is subject to the satisfaction of the following further conditions precedent, both immediately prior to entering into such Transaction and also after giving effect thereto to the intended use thereof:

          (i)    The Buyer shall have executed and delivered a Confirmation in accordance with the procedures set forth in Section 3(c);

          (ii)   No Termination Event, Default or Event of Default shall have occurred and be continuing under the Repurchase Documents;

          (iii)  Both immediately prior to the Transaction and also after giving effect thereto and to the intended use thereof, the representations and warranties made by the related Seller in Section 11 hereof, shall be true, correct and complete on and as of such Purchase Date in all material respects with the same force and effect as if made on and as of such date (or, if any such representation or warranty is expressly stated to have been made as of a specific date, as of such specific date);

          (iv)  After giving effect to the requested Transaction, (A) the aggregate outstanding Purchase Price for all Purchased Mortgage Loans subject to then outstanding Transactions under this

  Repurchase Agreement shall not exceed the Maximum Purchase Price or the Available Amount and (B) the requested Purchase Price shall be no less than the Minimum Purchase Price;

          (v)   After giving effect to the requested Transaction, the Asset Value of all Purchased Mortgage Loans exceeds the aggregate Repurchase Price for such Transactions;

          (vi)  On or prior to 2 p.m. (New York Time) one (1) Business Day prior to the related Purchase Date, the Seller shall have delivered to the Buyer (a) a Transaction Request, and (b) a Purchased Mortgage Loan Report;

          (vii) With respect to Transactions the subject of which are Wet-Ink Mortgage Loans, by 3:00 p.m. (New York City time) on the related Purchase Date, the Buyer shall have received a Wet-Ink Trust Receipt for each Wet-Ink Mortgage Loan with the related Mortgage Loan Schedule attached thereto;

          (viii)   The related Seller shall have delivered to the Custodian the Mortgage File with respect to each Purchased Mortgage Loan which is not a Wet-Ink Mortgage Loan and the Custodian shall have issued a Trust Receipt with respect to each such Purchased Mortgage Loan to the Buyer and (B) with respect to each Wet-Ink Mortgage Loan, by no later than 1:00 p.m. (New York City time) on the eighth Business Day following the applicable Purchase Date, the related Seller shall deliver the Mortgage File to the Custodian;

          (ix)  The Buyer shall have received all fees and expenses of counsel to the Buyer as contemplated by Sections 15(b) and 27 which amounts, at the Buyer's option, may be withheld from the proceeds remitted by the Buyer to the Sellers pursuant to any Transaction hereunder;

          (x)   No event or events shall have occurred in the good faith determination of the Buyer resulting in the effective absence of a "repo market" or comparable "lending market" for financing debt obligations secured by securities or an event or events shall have occurred resulting in the Buyer not being able to finance the Eligible Mortgage Loans through the "repo market" or "lending market" with traditional counterparties at rates which would have been reasonable prior to the occurrence of such event or events; provided, that the Buyer shall be obligated to enter into Transactions at such time as the "repo market" or "lending market" resumes and provided, further, that if the Buyer shall invoke the foregoing provision, the Buyer shall use reasonable efforts to ascertain a Pricing Rate (which may be higher) at which the Buyer would be willing to enter into Transactions notwithstanding the circumstances which gave rise to the Buyer invoking the foregoing provision;

          (xi)  In the event that either Seller makes any material amendment or modification to the Underwriting Guidelines, such Seller shall have promptly delivered a complete copy of the amended or modified Underwriting Guidelines to Buyer. If the Buyer does not notify the Sellers of the Buyer's disapproval within ten (10) Business Days of the Buyer's receipt of the amended or modified Underwriting Guidelines (any such disapproval as determined by Buyer in its sole good faith discretion), the proposed amendments or modifications shall be deemed approved; and

          (xii) Each Transaction Request delivered by the related Seller hereunder shall constitute a certification by such Seller that all the conditions set forth in this Section 3(b) (other than clause (x) hereof) have been satisfied (both as of the date of such notice or request and as of the date of such purchase).

        (c)    Initiation; Confirmation.

          (i)    Each Seller shall deliver a Transaction Request to the Buyer on or prior to 2:00 p.m. on the date one (1) Business Day prior to entering into any Transaction. Such Transaction Request shall include a Mortgage Loan Schedule with respect to the Mortgage Loans to be sold in such requested Transaction. The Buyer shall confirm the terms of each Transaction by issuing a written confirmation to the related Seller promptly after the parties enter into such Transaction in the form of Exhibit I attached hereto (a "Confirmation"). Such Confirmation shall set forth (A) the Purchase Date, (B) the Purchase Price, (C) the Repurchase Date, (D) the Pricing Rate applicable to the Transaction, (E) the applicable Purchase Price Percentages, (F) the LIBOR Period and (G) additional terms or conditions not inconsistent with this Repurchase Agreement.

          (ii)   The Repurchase Date for each Transaction shall not be later than the date which is 364 days after the related Purchase Date. The LIBOR Period for each Transaction shall be one month, unless agreed to in writing by the Buyer.

          (iii)  Each Confirmation, together with this Repurchase Agreement, shall be conclusive evidence of the terms of the Transaction(s) covered thereby unless objected to in writing by the related Seller no more than three (3) Business Days after the date the Confirmation was received by such Seller or unless a corrected Confirmation is sent by the Buyer. An objection sent by such Seller must state specifically that the writing which is an objection, must specify the provision(s) being objected to by such Seller, must set forth such provision(s) in the manner that such Seller believes they should be stated, and must be received by the Buyer no more than three (3) Business Days after the Confirmation was received by such Seller.

          (iv)  Subject to the terms and conditions of this Repurchase Agreement, until the Termination Date the Sellers may sell, repurchase and resell Eligible Mortgage Loans hereunder.

          (v)   In no event shall a Transaction be entered into when the Repurchase Date for such Transaction would be later than the Termination Date.

          (vi)  No later than 12:00 p.m., New York City time, one (1) Business Day prior to the requested Purchase Date, the related Seller shall deliver to the Custodian the Mortgage Loan File pertaining to each Eligible Mortgage Loan (other than a Wet-Ink Mortgage Loan) to be purchased by the Buyer.

          (vii) Subject to the satisfaction of the provisions of this Section 3, the Purchase Price will then be made available to the related Seller by the Buyer transferring, via wire transfer, in the aggregate amount of such Purchase Price in funds immediately available. The Buyer will use commercially reasonable efforts to initiate the wire transfer referred to above by 2:00 p.m., New York City time.

        (d)    Repurchase.

          (i)    Each Seller may repurchase Purchased Mortgage Loans without penalty or premium, subject to the last sentence of this Section 3(d)(i), on any date. The Repurchase Price payable for the repurchase of any such Purchased Mortgage Loan shall be reduced as provided in Section 5(d). If either Seller intends to make such a repurchase, such Seller shall give one (1) Business Day's prior written notice thereof to the Buyer, designating the Purchased Mortgage Loans to be repurchased. If such notice is given, the amount specified in such notice shall be due and payable on the date specified therein, and, on receipt, such amount shall be applied to the Repurchase Price for the designated Purchased Mortgage Loans. If any Purchased Mortgage Loan is repurchased on any date other than the Reset Date for such Transaction, the related Seller shall pay to the Buyer any amount required to compensate such Buyer for any additional losses, costs or expenses which it may reasonably incur as a result of such repurchase, including, without limitation, any loss, cost or expense incurred by reason of the liquidation or reemployment of deposits or other funds acquired by the Buyer to fund or maintain such Transaction.

          (ii)   On the Repurchase Date, termination of the Transaction will be effected by reassignment to the related Seller or its designee of the Purchased Mortgage Loans (and any Income in respect thereof received by the Buyer not previously credited or transferred to, or applied to the obligations of, such Seller pursuant to Section 5) against the simultaneous transfer of the Repurchase Price to an account of the Buyer. Such Seller is obligated to obtain the Mortgage Files from the Buyer or its designee at such Seller's expense on the Repurchase Date.

SECTION 4.    MARGIN AMOUNT MAINTENANCE

        (a)   The Buyer shall determine the Asset Value of the Purchased Mortgage Loans on a weekly basis, or at such intervals as determined by the Buyer in its sole discretion.

        (b)   If at any time the aggregate Asset Value of all related Purchased Mortgage Loans subject to all Transactions is less than the aggregate Repurchase Price for all such Transactions (a "Margin Deficit"), then the Buyer may by notice to the Sellers (as such notice is more particularly set forth below, a "Margin Call"), require the Sellers to transfer to the Buyer or its designee cash or Eligible Mortgage Loans approved by the Buyer in its sole discretion ("Additional Purchased Mortgage Loans") so that the aggregate Asset Value of the Purchased Mortgage Loans, including any such cash or Additional Purchased Mortgage Loans or cash, will thereupon equal or exceed the aggregate Purchase Price for all Transactions. If the Buyer delivers a Margin Call to the Sellers on or prior to 9:30 a.m. (New York City time) on any Business Day, then the Sellers shall transfer cash or Additional Purchased Mortgage Loans to the Buyer no later than 5 p.m. (New York City time) that day. In the event the Buyer delivers a Margin Call to the Sellers after 9:30 a.m. (New York City time) on any Business Day, the Sellers shall be required to transfer cash or Additional Purchased Mortgage Loans no later than 5:00 p.m. (New York City time) on the subsequent Business Day.

        (c)   The Buyer's election, in its sole and absolute discretion, not to make a Margin Call at any time there is a Margin Deficit shall not in any way limit or impair its right to make a Margin Call at any time a Margin Deficit exists.

        (d)   Any cash transferred to the Buyer pursuant to Section 4(b) above shall be credited to the Repurchase Price of the related Transactions.

SECTION 5.    INCOME PAYMENTS

        (a)   Notwithstanding that the Buyer and the Sellers intend that the Transactions hereunder be sales to the Buyer of the Purchased Mortgage Loans shall pay to the Buyer the accreted value of the Price Differential (less any amount of such Price Differential previously paid by the Sellers to the Buyer) plus the amount of any unpaid Margin Deficit (each such payment, a "Periodic Advance Repurchase Payment") on each Payment Date. Not later than 5:00 p.m. (New York City time) one (1) Business Day prior to each Payment Date, the Buyer shall give the Sellers notice of the amount of the Periodic Advance Repurchase Payment; provided, however, that failure of the Buyer to give such notice shall not relieve the Sellers of their obligations to pay the Periodic Advance Repurchase Payment. Notwithstanding the preceding sentence, if the Sellers fail to make all or part of the Periodic Advance Repurchase Payment by 5:00 p.m. (New York City time) on any Payment Date, the Pricing Rate shall be equal to the Post-Default Rate until the Periodic Advance Repurchase Payment is received in full by the Buyer.

        (b)   The Sellers shall hold for the benefit of the Buyer all Income, including without limitation all Income received by or on behalf of the Seller with respect to such Purchased Mortgage Loans. All Income shall be held for the Buyer and shall constitute the property of the Buyer. With respect to each Payment Date, the Sellers shall remit all Income as follows:

          (i)    first, to the payment of all costs and fees payable by the Sellers pursuant to this Repurchase Agreement;

          (ii)   second, to the Buyer in payment of any accrued and unpaid Price Differential;

          (iii)   third, without limiting the rights of the Buyer under Section 4 of this Repurchase Agreement, to the Buyer, in the amount of any unpaid Margin Deficit;

          (iv)  fourth, any remaining amounts to the Sellers.

        (c)   Notwithstanding the foregoing, after the occurrence of a Default or an Event of Default, the Sellers shall deposit such Income in a deposit account (the title of which shall indicate that the funds therein are being held in trust for the Buyer) (the "Collection Account") with a financial institution acceptable to the Buyer and subject to the Account Agreement. All such Income shall be held in trust for the Buyer, shall constitute the property of the Buyer and shall not be commingled with other property of the Sellers or any Affiliate of the Sellers except as expressly permitted above. Funds deposited in the Collection Account during any month shall be held therein, in trust for the Buyer, until the next Payment Date. Notwithstanding the preceding provisions, if an Event of Default has occurred, all funds in the Collection Account shall be withdrawn and applied as determined by the Buyer and any remaining amounts to the Sellers.

        (d)   To the extent that the Buyer receives any funds from a Takeout Investor with respect to the purchase by such Takeout Investor of a Mortgage Loan, the Buyer shall promptly apply such funds in accordance with the same order of priority set forth in Section 5(b) hereof.

        (e)   The Buyer shall offset against the Repurchase Price of each such Transaction all Income and Periodic Advance Repurchase Payments actually received by the Buyer pursuant to Section 5(a), excluding any Late Payment Fees paid pursuant to any Periodic Advance Repurchase Payments made at the Post-Default Rate pursuant to Section 5(a).

SECTION 6.    REQUIREMENTS OF LAW

        (a)   If any Requirement of Law (other than with respect to any amendment made to the Buyer's certificate of incorporation and by-laws or other organizational or governing documents) or any change in the interpretation or application thereof or compliance by the Buyer with any request or directive (whether or not having the force of law) from any central bank or other Governmental Authority made subsequent to the date hereof:

          (i)    shall subject the Buyer to any Tax of any kind whatsoever with respect to this Repurchase Agreement or any Transaction or change the basis of taxation of payments to the Buyer in respect thereof;

          (ii)   shall impose, modify or hold applicable any reserve, special deposit, compulsory loan or similar requirement against assets held by, deposits or other liabilities in or for the account of, advances, or other extensions of credit by, or any other acquisition of funds by, any office of the Buyer which is not otherwise included in the determination of the LIBOR Rate hereunder;

          (iii)  shall impose on the Buyer any other condition;

and the result of any of the foregoing is to increase the cost to the Buyer, by an amount which the Buyer deems to be material, of entering, continuing or maintaining any Transaction or to reduce any amount due or owing hereunder in respect thereof, then, in any such case, the Sellers shall promptly pay the Buyer such additional amount or amounts as calculated by the Buyer in good faith as will compensate the Buyer for such increased cost or reduced amount receivable.

        (b)   If the Buyer shall have determined that the adoption of or any change in any Requirement of Law (other than with respect to any amendment made to the Buyer's certificate of incorporation and by-laws or other organizational or governing documents) regarding capital adequacy or in the interpretation or application thereof or compliance by the Buyer or any corporation controlling the Buyer with any request or directive regarding capital adequacy (whether or not having the force of law) from any Governmental Authority made subsequent to the date hereof shall have the effect of reducing the rate of return on the Buyer's or such corporation's capital as a consequence of its obligations hereunder to a level below that which the Buyer or such corporation could have achieved but for such adoption, change or compliance (taking into consideration the Buyer's or such corporation's policies with respect to capital adequacy) by an amount deemed by the Buyer to be material, then from time to time, the Sellers shall promptly pay to the Buyer such additional amount or amounts as will compensate the Buyer for such reduction.

        (c)   If the Buyer becomes entitled to claim any additional amounts pursuant to this Section, it shall give prompt notice to the Sellers of the event by reason of which it has become so entitled which notice shall show in reasonable detail (as determined by the Buyer) the basis for calculation of such additional amounts. A certificate as to any additional amounts payable pursuant to this Section submitted by the Buyer to the Sellers shall be conclusive in the absence of manifest error.

        (d)   Notwithstanding anything to the contrary, the Sellers shall not be under any obligation to compensate the Buyer under this Section 6 with respect to any additional amounts the Buyer becomes entitled to claim hereunder for any period prior to the date that is 180 days prior to a notice of such claim if the Buyer knew or would reasonably have been expected to know of the circumstances giving rise to such additional compensation and of the fact that such circumstances could reasonably be expected to result in a claim for additional compensation by reason of such increased cost, reduction in any amount due or owing hereunder or reduction of the rate of return as set forth in this Section 6.

SECTION 7.    TAXES.

        (a)   Any and all payments by the Sellers under or in respect of this Repurchase Agreement or any other Repurchase Documents to which the Sellers are a party shall be made free and clear of, and without deduction or withholding for or on account of, any and all present or future taxes, levies, imposts, deductions, charges or withholdings, and all liabilities (including penalties, interest and additions to tax) with respect thereto, whether now or hereafter imposed, levied, collected, withheld or assessed by any taxation authority or other Governmental Authority (collectively, "Taxes"), unless required by law. If the Sellers shall be required under any applicable Requirement of Law to deduct or withhold any Taxes from or in respect of any sum payable under or in respect of this Repurchase Agreement or any of the other Repurchase Documents to the Buyer, (i) the Sellers shall make all such deductions and withholdings in respect of Taxes, (ii) the Sellers shall pay the full amount deducted or withheld in respect of Taxes to the relevant taxation authority or other Governmental Authority in accordance with any applicable Requirement of Law, and (iii) the sum payable by the Sellers shall be increased as may be necessary so that after the Sellers have made all required deductions and withholdings (including deductions and withholdings applicable to additional amounts payable under this Section 7) such Buyer receives an amount equal to the sum it would have received had no such deductions or withholdings been made in respect of Non-Excluded Taxes. For purposes of this Repurchase Agreement the term "Non-Excluded Taxes" are Taxes other than, in the case of a Buyer, Taxes that are imposed on its overall net income (and franchise taxes imposed in lieu thereof) by the United States or by the state or foreign jurisdiction under the laws of which such Buyer is organized or of its principal office, or any political subdivision thereof, unless such Taxes are imposed as a result of such Buyer having executed, delivered or performed its obligations or received payments under, or enforced, this Repurchase Agreement or any of the other Repurchase Documents (in which case such Taxes will be treated as Non-Excluded Taxes).

        (b)   In addition, the Sellers hereby agree to pay any present or future stamp, recording, documentary, excise, property or similar taxes, charges or levies that arise from any payment made under or in respect of this Repurchase Agreement or any other Repurchase Document or from the execution, delivery or registration of, any performance under, or otherwise with respect to, this Repurchase Agreement or any other Repurchase Document (collectively, "Other Taxes").

        (c)   The Sellers hereby agree to indemnify the Buyer for, and to hold it harmless against, the full amount of Non-Excluded Taxes and Other Taxes, and the full amount of Taxes of any kind imposed by any jurisdiction on amounts payable under this Section 7 imposed on or paid by such Buyer and any liability (including penalties, additions to tax, interest and expenses) arising therefrom or with respect thereto, provided that the Buyer shall have provided the Sellers with evidence of payment of Non-Excluded Taxes or Other Taxes, as the case may be. The indemnity by Sellers provided for in this Section 7(c) shall apply and be made whether or not the Non-Excluded Taxes or Other Taxes for which indemnification hereunder is sought have been correctly or legally asserted. Amounts payable by Sellers under the indemnity set forth in this Section 7(c) shall be paid within 10 days from the date on which the Buyer makes written demand therefor. If Buyer receives a tax refund that is solely attributable to any Taxes as to which Buyer has been indemnified under this Section 7(c), Buyer will pay to Seller (net of all out of pocket expenses) the amount that, in Buyer's sole discretion, are solely attributable to such Taxes.

        (d)   A Buyer pursuant to Section 7(a) shall take all reasonable actions (consistent with its internal policy and legal and regulatory restrictions) requested by the Sellers to assist the Sellers, as the case may be, at the sole expense of Sellers, to recover from the relevant taxation authority or other Governmental Authority any Taxes in respect of which amounts were paid by the Sellers pursuant to Sections 7(a), (b), or (c). However, a Buyer will not be required to take any action that would be, in the sole judgment of a Buyer, legally inadvisable, or commercially or otherwise disadvantageous to a Buyer in any respect, and in no event shall the Buyer be required to disclose any tax returns or any other information that, in the sole judgment of the Buyer is confidential.

        (e)   Within thirty (30) days after the date of any payment of Taxes, the Sellers (or any Person making such payment on behalf of the Sellers) shall furnish to the Buyer for its own account or for the account of the applicable Buyer, as the case may be, a certified copy of the original official receipt evidencing payment thereof. In the case of any payment under or in respect of this Repurchase Agreement or any of the other Repurchase Documents by or on behalf of the Sellers through an account or branch outside the United States, or on behalf of the Sellers by a payor that is not a United States person, if a Seller determines that no Taxes are payable in respect thereof, Seller shall furnish, or shall cause such payor to furnish, to the Buyer an opinion of counsel reasonably acceptable to the Buyer stating that such payment is exempt from Taxes. For purposes of this Section 7(e) and subsection (f) of this Section 7, the terms "United States" and "United States person" shall have the meanings specified in Section 7701 of the Internal Revenue Code.

        (f)    Each Buyer (including for avoidance of doubt any assignee, successor or participant) that either (i) is not incorporated under the laws of the United States, any State thereof, or the District of Columbia or (ii) whose name does not include "Incorporated," "Inc.," "Corporation," "Corp.," "P.C.," "insurance company," or "assurance company" (a "Non-Exempt Buyer") shall deliver or cause to be delivered to Sellers the following properly completed and duly executed documents:

          (i)    in the case of a Non-Exempt Buyer that is not a United States Person, a complete and executed (x) U.S. Internal Revenue Form W-8BEN with Part II completed in which the Buyer claims the benefits of a tax treaty with the United States providing for a zero or reduced rate of withholding (or any successor forms thereto), including all appropriate attachments or (y) a U.S. Internal Revenue Service Form W-8ECI (or any successor forms thereto); or

          (ii)   in the case of an individual, (x) a complete and executed U.S. Internal Revenue Service Form W-8BEN (or any successor forms thereto) and a certificate substantially in the form of Exhibit XII (a "Section 7 Certificate") or (y) a complete and executed U.S. Internal Revenue Service Form W-9 (or any successor forms thereto); or

          (iii)   in the case of a Non-Exempt Buyer that is organized under the laws of the United States, any State thereof, or the District of Columbia, (x) a complete and executed U.S. Internal Revenue Service Form W-9 (or any successor forms thereto), including all appropriate attachments or (y) if such Non-Exempt Buyer is disregarded for federal income tax purposes, the documents that would be required by clause (i), (ii), (iii), (iv), (v) or (vi) with respect to its beneficial owner (as defined in clause (v)) if such beneficial owner were the Buyer; or

          (iv)  in the case of a Non-Exempt Buyer that (i) is not organized under the laws of the United States, any State thereof, or the District of Columbia and (ii) is treated as a corporation for U.S. federal income tax purposes, a complete and executed U.S. Internal Revenue Service Form W-8BEN claiming a zero rate of withholding (or any successor forms thereto) and a Section 7 Certificate; or

          (v)   in the case of a Non-Exempt Buyer that (A) is treated as a partnership or other non-corporate entity, and (B) is not organized under the laws of the United States, any State thereof, or the District of Columbia, (x) a complete and executed Internal Revenue Service Form W-8IMY (or any successor forms thereto) (including all required documents and attachments) and (y)(i) a Section 7 Certificate, and (ii) without duplication, with respect to each of its beneficial owners and the beneficial owners of such beneficial owners looking through chains of owners to individuals or entities that are treated as corporations for U.S. federal income tax purposes (all such owners, "beneficial owners"), the documents that would be required by clause (i), (ii), (iii), (iv), this clause (v) and/or clause (vi) with respect to each such beneficial owner if such beneficial owner were the Buyer, provided, however, that no such documents will be required with respect to a beneficial owner to the extent the actual Buyer is determined to be in compliance with the requirements for certification on behalf of its beneficial owner as may be provided in applicable U.S. Treasury regulations, or the requirements of this clause (v) are otherwise determined to be unnecessary, all such determinations under this clause (v) to be made in the sole discretion of Seller, provided, however, that the Buyer shall be provided an opportunity to establish such compliance as reasonable; or

          (vi)  (A) in the case of a Non-Exempt Buyer that is disregarded for U.S. federal income tax purposes, it shall provide the document that would be required by this clause (vi), or clause (i), (ii), (iii), (iv), or (v) of this Section 7(f) with respect to its sole owner if such sole owner were the Buyer, or (B) if such Non-Exempt Buyer is not a United States person and is acting in the capacity as an "intermediary" (as defined in U.S. Treasury Regulations), (1) a U.S. Internal Revenue Service Form W-8IMY (or any successor form thereto) (including all required documents and attachments), and (2) if the intermediary is a "non-qualified intermediary" (as defined in U.S. Treasury Regulations), from each person upon whose behalf the "non-qualified intermediary" is acting the documents that would be required by clause (i), (ii), (iii), (iv), (v) or (vi) with respect to each such person if each such person were Buyer.

        If the forms referred to above in this Section 7(f) that are provided by a Buyer at the time such Buyer first becomes a party to this Repurchase Agreement or, with respect to a grant of a participation, the effective date thereof, indicate a United States interest withholding tax rate in excess of zero, withholding tax at such rate shall be treated as Taxes other than "Non-Excluded Taxes" ("Excluded Taxes") and shall not qualify as Non-Excluded Taxes unless and until such Buyer provides the appropriate form certifying that a lesser rate applies, whereupon withholding tax at such lesser rate shall be considered Excluded Taxes solely for the periods governed by such form. If, however, on the date a Person becomes an assignee, successor or participant to this Repurchase Agreement, the Buyer transferor was entitled to indemnification or additional amounts under this Section 7, then the Buyer assignee, successor or participant shall be entitled to indemnification or additional amounts to the extent (and only to the extent), that the Buyer transferor was entitled to such indemnification or additional amounts for Non-Excluded Taxes, and the Buyer assignee, successor or participant shall be entitled to additional indemnification or additional amounts for any other or additional Non-Excluded Taxes. Any additional Taxes in respect of a Buyer that result solely and directly from a change in the applicable lending office of such Buyer shall be treated as Excluded Taxes (and shall not qualify as Non-Excluded Taxes) unless (A) any such additional Taxes are imposed as a result of a change in the applicable Requirement of Law, or in the interpretation or application thereof, occurring after the date of such change or (B) such change is made at the request of the Seller for the Buyer to change its applicable lending office.

        (g)   For any period with respect to which the Buyer has failed to provide a Seller with the appropriate form, certificate or other document described in subsection (f) of this Section 7 (other than (i) if such failure is due to a change in any applicable Requirement of Law, or in the interpretation or application thereof, occurring after the date on which a form, certificate or other document originally was required to be provided, (ii) if such form, certificate or other document otherwise is not required under subsection (f) of this Section 7, or (iii) if it is legally inadvisable or otherwise commercially disadvantageous for such Buyer to deliver such form, certificate or other document), such Buyer shall not be entitled to indemnification or additional amounts under subsection (a) or (c) of this Section 7 with respect to Non-Excluded Taxes imposed by the United States by reason of such failure; provided, however, that should a Buyer become subject to Non-Excluded Taxes because of its failure to deliver a form, certificate or other document required hereunder, such Seller shall take such steps as such Buyer shall reasonably request, at the sole expense of such Buyer, to assist such Buyer in recovering such Non-Excluded Taxes.

        (h)   Buyer hereby agrees that, upon the occurrence of any circumstances entitling such Buyer to indemnification or additional amounts pursuant to this Section 7, such Buyer shall use reasonable efforts (consistent with its internal policy and legal and regulatory restrictions), at the sole expense of the Sellers, to designate a different applicable lending office if the making of such a change would avoid the need for, or materially reduce the amount of, any such indemnification or additional amounts that may thereafter accrue and would not be, in the sole judgment of such Buyer, legally inadvisable or commercially or otherwise disadvantageous to such Buyer in any respect.

        (i)    If any Buyer entitled to indemnification or additional amounts under any of the foregoing provisions of this Section 7 shall fail to designate a different applicable lending office as provided in subsection (h) of this Section 7, then, so long as no Event of Default shall have occurred and be continuing, a Seller may cause such Buyer to (and, if such Seller so demands, such Buyer shall) assign all of its rights and obligations under this Repurchase Agreement to one or more other Persons identified by such Seller and reasonably acceptable to the Buyer; provided that if, upon such demand by such Seller, such Buyer elects to waive its request for indemnification or additional amounts pursuant to this Section 7, the demand by such Seller for such Buyer to so assign all of its rights and obligations under this Repurchase Agreement shall thereupon be deemed withdrawn. Nothing in subsection (h) of this Section 7 or this Section 7(i) shall affect or postpone any of the rights of any Buyer or any of the Obligations of such Seller under any of the foregoing provisions of this Section 7 in any manner.

        (j)    Without prejudice to the survival of any other agreement of the Sellers hereunder, the agreements and obligations of the Sellers contained in this Section 7 shall survive the termination of this Repurchase Agreement. Nothing contained in this Section 7 shall require the Buyer to make available any of its tax returns or any other information that it deems to be confidential or proprietary.

        (k)   Each party to this Repurchase Agreement acknowledges that it is its intent for purposes of U.S. federal, state and local income and franchise taxes, to treat the Transaction as indebtedness of the Sellers that is secured by the Purchased Mortgage Loans and the Purchased Mortgage Loans as owned by the Sellers for federal income tax purposes in the absence of a Default by the Sellers. All parties to this Repurchase Agreement agree to such treatment and agree to take no action inconsistent with this treatment, unless required by law.

SECTION 8.    SECURITY INTEREST

        Although the parties intend that all Transactions hereunder be sales and purchases (other than for accounting and tax purposes) and not loans, in the event any such Transactions are deemed to be loans, the Sellers hereby pledge to the Buyer as security for the performance by the Sellers of their Obligations and hereby grant, assign and pledge to the Buyer a fully perfected first priority security interest in and to the Seller's right, title and interest in the Purchased Mortgage Loans, the Records, and all servicing rights related to the Purchased Mortgage Loans, the Repurchase Documents (to the extent such Repurchase Documents and the Sellers' right thereunder relate to the Purchased Mortgage Loans), any Property relating to any Purchased Mortgage Loan or the related Mortgaged Property, any Takeout Commitments relating to any Purchased Mortgage Loan, all Settlement Accounts and all amounts therein, all insurance policies and insurance proceeds relating to any Purchased Mortgage Loan or the related Mortgaged Property, including but not limited to any payments or proceeds under any related primary insurance, hazard insurance, FHA Mortgage Insurance Contracts and VA Loan Guaranty Agreements (if any), any Income relating to any Purchased Mortgage Loan, the Collection Account, any Interest Rate Protection Agreements relating to any Purchased Mortgage Loan, and any other contract rights, accounts (including any interest of the Sellers in escrow accounts), payments, rights to payment (including payments of interest or finance charges) and general intangibles to the extent that the forgoing relates to any Purchased Mortgage Loan and any other assets relating to the Purchased Mortgage Loans (including, without limitation, any other accounts) or any interest in the Purchased Mortgage Loans, all collateral under any other secured debt facility (including, without limitation, any facility documents as a repurchase agreement or similar purchase and sale agreement) between the Seller or its Affiliates on the one hand and the Buyer or the Buyer's Affiliates on the other (excluding any syndicated credit facility in which a non-Affiliate of the Buyer is also a creditor), and any proceeds (including the related securitization proceeds) and distributions and any other property, rights, title or interests as are specified on a Trust Receipt and Mortgage Loan Schedule and Exception Report with respect to any of the foregoing, in all instances, whether now owned or hereafter acquired, now existing or hereafter created (collectively, the "Repurchase Assets") provided, that no Default, Event of Default or Margin Deficit exists, the Buyer shall release its security interest in the Purchased Mortgage Loans upon payment in full to the Buyer of the Repurchase Price with respect thereto. Nothing contained in this Repurchase Agreement shall obligate the Buyer to segregate any Purchased Mortgage Loans delivered to the Buyer by the related Seller.

        The Sellers hereby authorize the Buyer to file such financing statement or statements relating to the Repurchase Assets as the Buyer, at its option, may deem appropriate. The Sellers shall pay the filing costs for any financing statement or statements prepared pursuant to this Section 8. Upon termination of this Repurchase Agreement and payment by the Seller of the Repurchase Price for all Purchased Mortgage Loans and all other amounts due hereunder to the Buyer and the performance of all obligations under the Repurchase Documents, the Buyer shall release its security interest in any remaining Repurchase Assets.

SECTION 9.    PAYMENT, TRANSFER AND CUSTODY

        (a)   Unless otherwise mutually agreed in writing, all transfers of funds to be made by the Sellers hereunder shall be made in Dollars, in immediately available funds, without deduction, set-off or counterclaim, to the Buyer at the following account maintained by the Buyer: MLBUSA, Account No. 62030, for the account of MLBUSA Matchbook, Bankers Trust, N.Y., ABA# 124-084-669, CoPer ID: 154787016, not later than 5:00 p.m. New York City time, on the date on which such payment shall become due (and each such payment made after such time shall be deemed to have been made on the next succeeding Business Day). The Sellers acknowledge that they have no rights of withdrawal from the foregoing account.

        (b)   On the Purchase Date for each Transaction, ownership of the Purchased Mortgage Loans shall be transferred to the Buyer or its designee against the simultaneous transfer of the Purchase Price to the following account of the Sellers (or as otherwise directed by the Seller): Account No. 00113327531, for the account of Fieldstone Investment Corporation Note Payment Account JP Morgan Chase Bank,

ABA No. 113000609. With respect to the Purchased Mortgage Loans being sold by a Seller on a Purchase Date, such Seller hereby sells, transfers, conveys and assigns to the Buyer or its designee without recourse, but subject to the terms of this Repurchase Agreement, all the right, title and interest of such Seller in and to the Purchased Mortgage Loans together with all right, title and interest in and to the proceeds of any related Repurchase Assets.

        (c)   In connection with such sale, transfer, conveyance and assignment, on or prior to each Purchase Date, such Seller shall deliver or cause to be delivered and released to the Buyer or its designee the Mortgage File for the related Purchased Mortgage Loans.

SECTION 10.    HYPOTHECATION OR PLEDGE OF PURCHASED Mortgage Loan

        Title to, and all of the related Seller's interest in, the Purchased Mortgage Loans shall pass to the Buyer on the Purchase Date, provided that, unless otherwise agreed by the Buyer and the Seller, absent an Event of Default, the Buyer shall not be permitted to sell, transfer, engage in a repurchase transaction with, pledge or hypothecate the Purchased Mortgage Loans. Notwithstanding the foregoing, the Buyer shall be permitted to pledge, hypothecate or engage in repurchase transactions with the Purchased Mortgage Loans, so long as the transferee of such Purchased Mortgage Loans is not, in turn, permitted to transfer, pledge, hypothecate or rehypothecate such Purchased Mortgage Loans absent an Event of Default by Buyer; provided, that no such transaction shall relieve the Buyer of its obligations to transfer Purchased Mortgage Loans to the Sellers or their designee pursuant to Section 3(d) hereof.

SECTION 11.    REPRESENTATIONS

        Each Seller represents and warrants, with respect to itself, to the Buyer that as of the Purchase Date for any Purchased Mortgage Loans purchased by the Buyer from such Seller and as of the date of this Repurchase Agreement and any Transaction hereunder and at all times while the Repurchase Documents and any Transaction hereunder is in full force and effect:

        (a)    Acting as Principal.    The Seller will engage in such Transactions as principal (or, if agreed in writing in advance of any Transaction by the other party hereto, as agent for a disclosed principal).

        (b)    No Broker.    The Seller has not dealt with any broker, investment banker, agent, or other person, except for the Buyer, who may be entitled to any commission or compensation in connection with the sale of Purchased Mortgage Loans pursuant to this Repurchase Agreement.

        (c)    Financial Statements.    FIC has heretofore furnished to the Buyer a copy of its (a) consolidated balance sheet and the consolidated balance sheets of its consolidated Subsidiaries for the fiscal year ended December 31, 2003 and the related consolidated statements of income and retained earnings and of cash flows for the Seller and its consolidated Subsidiaries for such fiscal year, setting forth in each case in comparative form the figures for the previous year, with the opinion thereon of an Independent Accounting Firm and (b) consolidated balance sheet and the consolidated balance sheets of its consolidated Subsidiaries for the quarterly fiscal period(s) of the Seller ended March 31, 2004 and June 30, 2004 and the related consolidated statements of income and retained earnings and of cash flows for the Seller and its consolidated Subsidiaries for such quarterly fiscal period(s), setting forth in each case in comparative form the figures for the previous year. All such financial statements are complete and correct and fairly present, in all material respects, the consolidated financial condition of FIC and its Subsidiaries and the consolidated results of their operations as at such dates and for such fiscal periods, all in accordance with GAAP applied on a consistent basis. Since December 31, 2003, there has been no material adverse change in the consolidated business, operations or financial condition of FIC and its consolidated Subsidiaries taken as a whole from that set forth in said financial statements nor is either Seller aware of any state of facts which (without notice or the lapse of time) would or could result in any such material adverse change. Neither Seller has, on the date of the statements delivered pursuant to this section (the "Statement Date"), any liabilities, direct or indirect, fixed or contingent, matured or unmatured, known or unknown, or liabilities for taxes, long-term leases or unusual forward or long-term commitments not disclosed by, or reserved against in, said balance sheet and related statements, and at the present time there are no material unrealized or anticipated losses from any loans, advances or other commitments of either Seller except as heretofore disclosed to the Buyer in writing.

        (d)    Organization, Etc.    The Seller is a corporation duly organized, validly existing and in good standing under the laws of Maryland. The Seller (a) has all requisite corporate or other power, and has all governmental licenses, authorizations, consents and approvals necessary to own its assets and carry on its business as now being or as proposed to be conducted, except where the lack of such licenses, authorizations, consents and approvals would not be reasonably likely to have a Material Adverse Effect; (b) is qualified to do business and is in good standing in all other jurisdictions in which the nature of the business conducted by it makes such qualification necessary, except where failure so to qualify would not be reasonably likely to have a Material Adverse Effect; and (c) has full power and authority to execute, deliver and perform its obligations under the Repurchase Documents.

        (e)    Authorization, Compliance, Etc.    The execution and delivery of, and the performance by the Seller of its obligations under, the Repurchase Documents to which it is a party (a) are within the Seller's corporate powers, (b) have been duly authorized by all requisite action, (c) do not violate any provision of applicable law, rule or regulation, or any order, writ, injunction or decree of any court or other Governmental Authority, or its organizational documents, (d) do not violate any indenture, agreement, document or instrument to which the Seller or any of its Subsidiaries is a party, or by which any of them or any of their properties, any of the Repurchase Assets is bound or to which any of them is subject and (e) are not in conflict with, do not result in a breach of, or constitute (with due notice or lapse of time or both) a default under, or except as may be provided by any Repurchase Document, result in the creation or imposition of any Lien upon any of the property or assets of the Seller or any of its Subsidiaries pursuant to, any such indenture, agreement, document or instrument. The Seller is not required to obtain any consent, approval or authorization from, or to file any declaration or statement with, any Governmental Authority in connection with or as a condition to the consummation of the Transactions contemplated herein and the execution, delivery or performance of the Repurchase Documents to which it is a party.

        (f)    Litigation.    There are no actions, suits, arbitrations, investigations (including, without limitation, any of the foregoing which are pending or threatened) or other legal or arbitrable proceedings affecting the Seller or any of its Subsidiaries or affecting any of the Repurchase Assets or any of the other properties of the Seller before any Governmental Authority which (i) questions or challenges the validity or enforceability of the Repurchase Documents or any action to be taken in connection with the transactions contemplated hereby, (ii) makes a claim or claims that would reasonably be expected to have a Material Adverse Effect, or (iii) requires filing with the SEC in accordance with its regulations.

        (g)    Purchased Mortgage Loans.

          (i)    The Seller has not assigned, pledged, or otherwise conveyed or encumbered any Purchased Mortgage Loan to any other Person, and immediately prior to the sale of such Mortgage Loan to the Buyer, the Seller was the sole owner of such Purchased Mortgage Loan and had good and marketable title thereto, free and clear of all Liens, excluding Liens in favor of the Buyer, in each case except for Liens to be released simultaneously with the sale to the Buyer hereunder and Liens in favor of the Buyer.

          (ii)   The provisions of this Repurchase Agreement are effective to either constitute a sale of Repurchase Assets to the Buyer or to create in favor of the Buyer a valid security interest in all right, title and interest of the Seller in, to and under the Repurchase Assets.

        (h)    Chief Executive Office/Jurisdiction of Organization.    On the Effective Date, each Seller's chief executive office is, and has been, located at 11000 Broken Land Parkway, Suite 600, Columbia, MD 21044. The Seller's jurisdiction of organization is Maryland.

        (i)    Location of Books and Records.    The location where the Seller keeps its books and records, including all computer tapes and records related to the Repurchase Assets is its chief executive office.

        (j)    Filing and Payment of Taxes.

          (i)    The Seller has timely filed all tax returns that are required to be filed by it and has timely paid all Taxes, except for any such Taxes as are being appropriately contested in good faith by appropriate proceedings diligently conducted and with respect to which adequate reserves have been provided.

          (ii)   There are no Liens for Taxes, except for statutory liens for Taxes not yet due and payable.

        (k)    Enforceability.    This Repurchase Agreement and all of the other Repurchase Documents executed and delivered by the Seller in connection herewith are legal, valid and binding obligations of the Seller and are enforceable against the Seller in accordance with their terms except as such enforceability may be limited by (i) the effect of any applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors rights generally and (ii) general principles of equity.

        (l)    Ability to Perform.    The Seller does not believe, nor does it have any reason or cause to believe, that it cannot perform each and every covenant contained in the Repurchase Documents to which it is a party on its part to be performed.

        (m)    Material Adverse Effect.    Since December 31, 2003, there has been no development or event nor, to the Seller's knowledge, any prospective development or event, which has had or could reasonably be expected to have a Material Adverse Effect.

        (n)    No Default.    No Default or Event of Default has occurred and is continuing.

        (o)    Underwriting Guidelines.    The Underwriting Guidelines provided to the Buyer are the true and correct Underwriting Guidelines.

        (p)    Adverse Selection.    The Seller has not selected the Purchased Mortgage Loans in a manner intended to adversely affect the Buyer's interests.

        (q)    Tangible Net Worth.    On the initial Purchase Date, the Consolidated Tangible Net Worth of FIC is not less than $250,000,000.

        (r)    Indebtedness.    The Seller does not have any Indebtedness as of the date hereof, except as disclosed on Schedule 2 to this Repurchase Agreement.

        (s)    Accurate and Complete Disclosure.    The information, reports, financial statements, exhibits and schedules furnished in writing by or on behalf of the Seller to the Buyer in connection with the negotiation, preparation or delivery of this Repurchase Agreement and the other Repurchase Documents or included herein or therein or delivered pursuant hereto or thereto, when taken as a whole, do not contain any untrue statement of material fact or omit to state any material fact necessary to make the statements herein or therein, in light of the circumstances under which they were made, not misleading. All written information furnished after the date hereof by or on behalf of the Seller to the Buyer in connection with this Repurchase Agreement and the other Repurchase Documents and the transactions contemplated hereby and thereby will be true, complete and accurate in every material respect, or (in the case of projections) based on reasonable estimates, on the date as of which such information is stated or certified. There is no fact known to the Seller, after due inquiry, that could reasonably be expected to have a Material Adverse Effect that has not been disclosed herein, in the other Repurchase Documents or in a report, financial statement, exhibit, schedule, disclosure letter or other writing furnished to the Buyer for use in connection with the transactions contemplated hereby or thereby.

        (t)    Margin Regulations.    The use of all funds acquired by the Seller under this Repurchase Agreement will not conflict with or contravene any of Regulations T, U or X.

        (u)    Investment Company.    Neither Seller nor any of their Subsidiaries is an "investment company" or a company "controlled" by an "investment company" within the meaning of the Investment Company Act of 1940, as amended.

        (v)    Solvency.    As of the date hereof and immediately after giving effect to each Transaction, the fair value of the assets of the Seller is greater than the fair value of the liabilities (including, without limitation, contingent liabilities if and to the extent required to be recorded as a liability on the financial statements of the Seller in accordance with GAAP) of the Seller and the Seller is solvent and, after giving effect to the transactions contemplated by this Repurchase Agreement and the other Repurchase Documents, will not be rendered insolvent or left with an unreasonably small amount of capital with which to conduct its business and perform its obligations. The Seller does not intend to incur, nor does it believe that it has incurred, debts beyond its ability to pay such debts as they mature. The Seller is not contemplating the commencement of an insolvency, bankruptcy, liquidation, or consolidation proceeding or the appointment of a receiver, liquidator, conservator, trustee, or similar official in respect of itself or any of its property.

        (w)    ERISA.

          (i)    No liability under Section 4062, 4063, 4064 or 4069 of ERISA has been or is expected by the Seller to be incurred by the Seller or any ERISA Affiliate thereof with respect to any Plan which is a Single-Employer Plan in an amount that could reasonably be expected to have a Material Adverse Effect.

          (ii)   No Plan of the Seller which is a Single-Employer Plan had an accumulated funding deficiency, whether or not waived, as of the last day of the most recent fiscal year of such Plan ended prior to the date hereof. Neither the Seller nor any ERISA Affiliate thereof is (i) required to give security to any Plan which is a Single-Employer Plan pursuant to Section 401(a) (29) of the Code or Section 307 of ERISA, or (ii) subject to a Lien in favor of such a Plan under Section 302(f) of ERISA.

          (iii)   Each Plan of the Seller, each of its Subsidiaries and each of its ERISA Affiliates is in compliance in all material respects with the applicable provisions of ERISA and the Code, except where the failure to comply would not result in any Material Adverse Effect.

          (iv)  Neither the Seller nor any of its Subsidiaries has incurred a tax liability under Section 4975 of the Code or a penalty under Section 502(i) of ERISA in respect of any Plan which has not been paid in full, except where the incurrence of such tax or penalty would not result in a Material Adverse Effect.

          (v)   Neither the Seller nor any of its Subsidiaries or any ERISA Affiliate thereof has incurred or reasonably expects to incur any withdrawal liability under Section 4201 of ERISA as a result of a complete or partial withdrawal from a Multiemployer Plan which will result in withdrawal liability to the Seller, any of its Subsidiaries or any ERISA Affiliate thereof in an amount that could reasonably be expected to have a Material Adverse Effect.

        (x)    Agency Approvals.    The Seller is an FHA Approved Mortgagee and a VA Approved Lender. The Seller is also approved by Fannie Mae as an approved lender and Freddie Mac as an approved seller/servicer, and, to the extent necessary, approved by the Secretary of Housing and Urban Development pursuant to Sections 203 and 211 of the National Housing Act. In each such case, the Seller is in good standing, with no event having occurred or the Seller having any reason whatsoever to believe or suspect will occur prior to the issuance of the consummation of the related Takeout Commitment, as the case may be, including, without limitation, a change in insurance coverage which would either make the Seller unable to comply with the eligibility requirements for maintaining all such applicable approvals or require notification to the relevant Agency or to the Department of Housing and Urban Development, FHA or VA. The Seller has adequate financial standing, servicing facilities, procedures and experienced personnel necessary for the sound servicing of mortgage loans of the same types as may from time to time constitute Mortgage Loans and in accordance with Accepted Servicing Practices.

        (y)    Mortgage Loan Schedule.    The information set forth in the related Mortgage Loan Schedule and all other written information or data furnished by, or on behalf of, the Seller to the Buyer is complete, true and correct in all material respects, and the Seller acknowledges that the Buyer has not verified the accuracy of such information or data.

        (z)    No Reliance.    The Seller has made its own independent decisions to enter into the Repurchase Documents and each Transaction and as to whether such Transaction is appropriate and proper for it based upon its own judgment and upon advice from such advisors (including without limitation, legal counsel and accountants) as it has deemed necessary. The Seller is not relying upon any advice from the Buyer as to any aspect of the Transactions, including without limitation, the legal, accounting or tax treatment of such Transactions.

        (aa)    Plan Assets.    The Seller is not an employee benefit plan as defined in Section 3 of Title I of ERISA, or a plan described in Section 4975(e)(1) of the Code, and the Purchased Mortgage Loans are not "plan assets" within the meaning of 29 CFR §2510.3-101 in the Seller's hands.

        (bb)    Real Estate Investment Trust.    FIC has not engaged in any material "prohibited transactions" as defined in Section 857(b)(6)(B)(iii) and (C) of the Code. FIC for its current "tax year" (as defined in the Code) is entitled to a dividends paid deduction under the requirements of Section 857 of the Code with respect to any dividends paid by it with respect to each such year for which it claims a deduction in its Form 1120-REIT filed with the United States Internal Revenue Service for such year.

        (cc)    Mortgage Loans.    No Purchased Mortgage Loan was previously purchased under the MLMCI Facility.

SECTION 12.    COVENANTS

        On and as of the date of this Repurchase Agreement and each Purchase Date and until this Repurchase Agreement is no longer in force with respect to any Transaction, each Seller covenants, with respect to itself, as follows:

        (a)    Preservation of Existence; Compliance with Law.    The Seller shall:

          (i)    Preserve and maintain its legal existence and all of its material rights, privileges, licenses and franchises necessary for the operation of its business;

          (ii)   Comply, in all material respects, with the requirements of all applicable laws, rules, regulations and orders, whether now in effect or hereafter enacted or promulgated by any applicable Governmental Authority (including, without limitation, all environmental laws);

          (iii)   Maintain all material licenses, permits or other approvals necessary for the Seller to conduct its business and to perform its obligations under the Repurchase Documents, and shall conduct its business strictly in accordance with applicable law;

          (iv)  Keep adequate records and books of account, in which complete entries will be made in accordance with GAAP consistently applied; and

          (v)   Permit representatives of the Buyer, upon reasonable notice (unless an Event of Default shall have occurred and is continuing, in which case, no prior notice shall be required), during normal business hours, to examine, copy and make extracts from its books and records, to inspect any of its Properties, and to discuss its business and affairs with its officers, all to the extent reasonably requested by the Buyer, subject to the provisions set forth in Section 27 hereof.

        (b)    Taxes, Etc.    The Seller shall timely file all tax returns that are required to be filed by it and shall timely pay all Taxes due, except for any such Taxes as are being appropriately contested in good faith by appropriate proceedings diligently conducted and with respect to which adequate reserves have been provided.

        (c)    Notice of Proceedings or Adverse Change.    The Seller shall give notice to the Buyer promptly after a Responsible Officer of the Seller has any knowledge of:

          (i)    the occurrence of any Default or Event of Default or Termination Event;

          (ii)   any (a) material default or event of default under any Indebtedness of the Seller or (b) Material Adverse Effect with respect to the Seller;

          (iii)   any litigation, investigation, regulatory action or proceeding that is pending or threatened by or against the Seller (a) in any federal or state court or before any Governmental Authority (in each case) would reasonably be expected to have a Material Adverse Effect and (b) any litigation or proceeding that is pending or threatened in connection with any of the Repurchase Assets, which, if adversely determined, would reasonably be expected to have a Material Adverse Effect; and

          (iv)  promptly after a Responsible Officer of the Seller has any knowledge of any of the following events:

            (A)  a material decrease in the amount or material reduction in the scope of insurance coverage of the Seller, with a copy of evidence of same attached;

            (B)  any material change in accounting policies or financial reporting practices of the Seller;

            (C)  upon receipt of notice or knowledge of any Lien or security interest (other than security interests created hereby or under any other Repurchase Document) on, or claim asserted against, any of the Repurchase Assets; and

            (D)  any other event, circumstance or condition that has resulted, or would reasonably be expected to have a Material Adverse Effect.

        (d)    Financial Reporting.    The Seller shall maintain a system of accounting established and administered in accordance with GAAP, and FIC shall furnish to the Buyer:

          (i)    Within one hundred twenty (120) days after the close of each fiscal year, Financial Statements, including a statement of income and changes in shareholders' equity of FIC for such year, and the related balance sheet as at the end of such year, all in reasonable detail and accompanied by an opinion of an accounting firm as to said financial statements;

          (ii)   Within forty-five (45) days after the close of each of FIC's first three fiscal quarters in each fiscal year unaudited balance sheets and income statements, for the period from the beginning of such fiscal year to the end of such fiscal year, subject, however, to year-end adjustments;

          (iii)   Within thirty (30) days after the end of each calendar month, the unaudited balance sheets of FIC as at the end of such period and the related unaudited consolidated statements of income and retained earnings and of cash flows for FIC for such period and the portion of the fiscal year through the end of such period, subject, however, to year end adjustments;

          (iv)  Simultaneously with the furnishing of each of the Financial Statements to be delivered pursuant to subsection (ii) above, or monthly upon the Buyer's request, a certificate in the form of Exhibit VIII hereto and certified by an executive officer of FIC; and

          (v)   Promptly, from time to time, such other information regarding the business affairs, operations and financial condition of the Seller as the Buyer may reasonably request.

        (e)    Chief Executive Office; Jurisdiction of Organization.    The Seller shall not move its chief executive office from the address referred to in Section 6(h) or change its jurisdiction of organization from the jurisdiction referred to in Section 6(h) unless it shall have provided the Buyer thirty (30) days' prior written notice of such change.

        (f)    Visitation and Inspection Rights.    Subject to the provisions of Section 27, the Seller shall permit the Buyer to inspect, and to discuss with the Seller's officers, agents and auditors, the affairs, finances, and accounts of the Seller, the Repurchase Assets, and the Seller's books and records, and to make abstracts or reproductions thereof and to duplicate, reduce to hard copy or otherwise use any and all computer or electronically stored information or data, in each case, (i) during normal business hours, (ii) upon reasonable notice (provided, that upon the occurrence of an Event of Default, no notice shall be required), and (iii) at the expense of the Seller to discuss with its officers, its affairs, finances, and accounts.

        (g)    Reimbursement of Expenses.    On the date of execution of this Repurchase Agreement, the Seller shall reimburse the Buyer for all reasonable out-of-pocket expenses incurred in connection with the negotiations, preparation and execution hereof and the other Repurchase Documents by the Buyer on or prior to such date. From and after such date, the Seller shall promptly reimburse the Buyer for all reasonable out-of-pocket expenses as the same are incurred by the Buyer and within thirty (30) days of the receipt of invoices therefor.

        (h)    Further Assurances.    The Seller shall execute and deliver to the Buyer all further documents, financing statements, agreements and instruments, and take all further action that may be required under applicable law, or that the Buyer may reasonably request, in order to effectuate the transactions contemplated by this Repurchase Agreement and the Repurchase Documents or, without limiting any of the foregoing, to grant, preserve, protect and perfect the validity and first-priority of the security interests created or intended to be created hereby. The Seller shall do all things necessary to preserve the Repurchase Assets so that they remain subject to a first priority perfected security interest hereunder. Without limiting the foregoing, the Seller will comply with all rules, regulations, and other laws of any Governmental Authority and cause the Repurchase Assets to comply with all applicable rules, regulations and other laws. The Seller will not allow any default for which the Seller is responsible to occur under any Repurchase Assets or any Repurchase Document and the Seller shall fully perform or cause to be performed when due all of its obligations under any Repurchase Assets or the Repurchase Documents.

        (i)    True and Correct Information.    All information, reports, exhibits, schedules, financial statements or certificates of the Seller or any of its Affiliates thereof or any of their officers furnished to the Buyer hereunder and during the Buyer's diligence of the Seller are and will be true and complete in all material respects and do not omit to disclose any material facts necessary to make the statements therein or therein, in light of the circumstances in which they are made, not misleading in all material respects. All required financial statements, information and reports delivered by the Seller to the Buyer pursuant to this Repurchase Agreement shall be prepared in accordance with GAAP, or if applicable, to SEC filings, the appropriate SEC accounting requirements.

        (j)    ERISA Events.

          (i)    Promptly upon becoming aware of the occurrence of any Event of Termination which together with all other Events of Termination occurring within the prior twelve (12) months involve a payment of money by or a potential aggregate liability of the Seller or any ERISA Affiliate thereof or any combination of such entities in excess of $10,000,000 the Seller shall give the Buyer a written notice specifying the nature thereof, what action the Seller or any ERISA Affiliate thereof has taken and, when known, any action taken or threatened by the Internal Revenue Service, the Department of Labor or the PBGC with respect thereto;

          (ii)   Promptly upon receipt thereof, the Seller shall furnish to the Buyer copies of (i) all notices received by the Seller or any ERISA Affiliate thereof of the PBGC's intent to terminate any Plan or to have a trustee appointed to administer any Plan; (ii) all notices received by the Seller or any ERISA Affiliate thereof from the sponsor of a Multiemployer Plan pursuant to Section 4202 of ERISA involving a withdrawal liability in excess of $10,000,000; and (iii) all funding waiver requests filed by the Seller or any ERISA Affiliate thereof with the Internal Revenue Service with respect to any Plan, the accrued benefits of which exceed the present value of the plan assets as of the date the waiver request is filed by more than $10,000,000, and all communications received by the Seller or any ERISA Affiliate thereof from the Internal Revenue Service with respect to any such funding waiver request.

        (k)    Financial Condition Covenants.

          (i)    Maintenance of Consolidated Tangible Net Worth.    (A) FIC shall maintain a Consolidated Tangible Net Worth of not less than $250,000,000, (B) FIC shall not experience losses or changes in its financial condition (exclusive of amounts withdrawn for payment of taxes due and payable by the shareholders of FIC) that cause its Consolidated Tangible Net Worth for any two consecutive calendar quarters to be less than or equal to 80% of its Consolidated Tangible Net Worth as of the commencement of such period.

          (ii)    Maintenance of Ratio of Indebtedness to Consolidated Tangible Net Worth.    FIC shall maintain the ratio of Indebtedness to Consolidated Tangible Net Worth no greater than 17:1.

        (l)    Hedging.    The Seller shall enter into and maintain Interest Rate Protection Agreements in accordance with the Seller's written policies regarding hedging, or a letter detailing such policies to be delivered to the Buyer on or before the date hereof.

        (m)    No Adverse Selection.    The Seller shall not select Eligible Mortgage Loans to be sold to the Buyer as Purchased Mortgage Loans using any type of adverse selection or other selection criteria which could be reasonably expected to adversely affect the Buyer.

        (n)    Insurance.    The Seller shall continue to maintain Fidelity Insurance in an aggregate amount acceptable to Fannie Mae and Freddie Mac. The Seller shall maintain a fidelity bond in respect of its officers, employees and agents, with respect to any claims made in connection with all or any portion of the Repurchase Assets. The Seller shall notify the Buyer of any material change in the terms of any such fidelity bond or insurance policy.

        (o)    Books and Records.    The Seller shall, to the extent practicable, maintain and implement administrative and operating procedures (including, without limitation, an ability to recreate records evidencing the Repurchase Assets in the event of the destruction of the originals thereof), and keep and maintain or obtain, as and when required, all documents, books, records and other information reasonably necessary or advisable for the collection of all Repurchase Assets.

        (p)    Security Interest.    The Seller shall do all things necessary to preserve the Repurchase Assets so that they remain subject to a first priority perfected security interest hereunder. Without limiting the foregoing, the Seller will comply with all rules, regulations and other laws of any Governmental Authority and cause the Repurchase Assets to comply with all applicable rules, regulations and other laws. The Seller will not allow any default for which the Seller is responsible to occur under any Repurchase Assets or any Repurchase Documents and the Seller shall fully perform or cause to be performed when due all of its obligations under any Repurchase Assets or the Repurchase Documents.

        (q)    Illegal Activities.    The Seller shall not engage in any conduct or activity that could subject its assets (other than nonmaterial portions thereof) to forfeiture or seizure.

        (r)    Material Change in Business.    The Seller shall not make any material change in the nature of its Business as conducted on the date hereof.

        (s)    Limitation on Dividends and Distributions.    The Sellers shall not make any payment on account of, or set apart assets for, a sinking or other analogous fund for the purchase, redemption, defeasance, retirement or other acquisition of any equity interest of the Sellers, whether now or hereafter outstanding, or make any other distribution in respect of any of the foregoing or to any shareholder or equity owner of the Sellers, either directly or indirectly, whether in cash or property or in obligations of the Sellers or any of the Sellers' consolidated Subsidiaries at any time following the occurrence and during the continuation of an Event of Default.

        (t)    Disposition of Assets; Liens.    The Seller shall not create, incur, assume or suffer to exist any mortgage, pledge, Lien, charge or other encumbrance of any nature whatsoever on any of the Repurchase Assets, whether real, personal or mixed, now or hereafter owned, other than the Liens created in connection with the transactions contemplated by this Repurchase Agreement and other Liens in favor of the Buyer or its Affiliates; nor shall the Seller cause any of the Purchased Mortgage Loans to be sold, pledged, assigned or transferred; provided, however, that this Section 12(t) will cease to be effective upon any repurchase of the Purchased Mortgage Loans by either Seller or its designee from the Buyer in respect of Purchased Mortgage Loans so repurchased.

        (u)    Transactions with Affiliates.    The Seller shall not enter into any transaction in the aggregate amount greater than $3,000,000, including, without limitation, the purchase, sale, lease or exchange of property or assets or the rendering or accepting of any service with any Affiliate, unless such transaction is (a) not otherwise prohibited in this Repurchase Agreement, (b) in the ordinary course of the Seller's Business and (c) upon fair and reasonable terms no less favorable to the Seller, as the case may be, than it would obtain in a comparable arm's length transaction with a Person which is not an Affiliate; provided, however, this Section 12(u) shall not apply to transactions (i) between the Sellers and (ii) transactions relating to Structured Securities Debt.

        (v)    ERISA Matters.

          (i)    The Seller shall not permit any event or condition which is described in any of clauses (i) through (vii) of the definition of "Event of Termination" to occur or exist with respect to any Plan or Multiemployer Plan if such event or condition, together with all other events or conditions described in the definition of Event of Termination occurring within the prior twelve (12) months, involves the payment of money by or an incurrence of liability of the Seller or any ERISA Affiliate thereof, or any combination of such entities in an amount in excess of $10,000,000.

          (ii)   The Seller shall not be an employee benefit plan as defined in Section 3 of Title I of ERISA, or a plan described in Section 4975(e)(1) of the Code and (b) the Seller shall not use

  "plan assets" within the meaning of 29 CFR §2510.3-101 to engage in this Repurchase Agreement or the Transactions hereunder.

        (w)    Consolidations, Mergers and Sales of Assets.    The Seller shall not (i) consolidate or merge with or into any other Person or (ii) sell, lease or otherwise transfer all or substantially all of its assets to any other Person; provided that the Seller may merge or consolidate with another Person if the Seller is the Person surviving such merger.

        (x)    Mortgage Loan Reports.    The Seller will furnish to the Buyer monthly electronic Mortgage Loan performance data, including, without limitation, delinquency reports, pool analytic reports and static pool reports (i.e., delinquency, foreclosure and net charge-off reports) and monthly stratification reports summarizing the characteristics of the Mortgage Loans.

        (y)    Agency Approvals; Servicing.    The Seller shall maintain its status with Fannie Mae as an approved lender and Freddie Mac as an approved seller/servicer, in each case in good standing (each such approval, an "Agency Approval"). The Seller shall service all Purchased Mortgage Loans which are subject to an Agency Takeout Commitment in accordance with the applicable Agency guide. Should the Seller, for any reason, cease to possess all such applicable Agency Approvals to the extent necessary, or should notification to the relevant Agency or to HUD, FHA or VA be required, the Seller shall so notify the Buyer immediately in writing. Notwithstanding the preceding sentence, the Seller shall take all necessary action to maintain all of its applicable Agency Approvals at all times during the term of this Repurchase Agreement and each outstanding Transaction.

        (z)    Guarantees.    The Seller shall not create, incur, assume or suffer to exist any Guarantees, except (i) Seller Excluded Guarantees, (ii) to the extent reflected in the Seller's financial statements or notes thereto and (iii) to the extent the aggregate Guarantees of the Seller do not exceed $5,000,000.

        (aa)    Takeout Payments.    With respect to each Mortgage Loan subject to a Takeout Commitment, the Seller shall arrange that all payments under the related Takeout Commitment shall be paid directly to the Buyer at the account set forth in Section 9 hereof, or to an account approved by the Buyer in writing prior to such payment. With respect to any Agency Takeout Commitment, if applicable, (i) with respect to the wire transfer instructions as set forth in Freddie Mac Form 987 (Wire Transfer Authorization for a Cash Warehouse Delivery) such wire transfer instructions are identical to the Buyer's wire instructions or the Buyer has approved such wire transfer instructions in writing in its sole discretion, or (ii) the Payee Number set forth on Fannie Mae Form 1068 (Fixed-Rate, Graduated-Payment, or Growing-Equity Mortgage Loan Schedule) or Fannie Mae Form 1069 (Adjustable-Rate Mortgage Loan Schedule), as applicable, is identical to the Payee Number that has been identified by the Buyer in writing as the Buyer's Payee Number or the Buyer has approved the related Payee Number in writing in its sole discretion; With respect to any Takeout Commitment with an Agency for which the Agency is swapping the related Mortgage Loans for a mortgage backed security, the applicable Agency documents list the Buyer as sole subscriber.

        (bb)    Underwriting Guidelines.    In the event that either Seller makes any amendment or modification to the Underwriting Guidelines, such Seller shall promptly deliver to the Buyer a complete copy of the amended or modified Underwriting Guidelines.

        (cc)    Use of Proceeds.    The Seller shall not enter into Transactions hereunder with the intent to apply any of the Purchase Price to the outstanding Repurchase Price under the MLMCI Facility.

SECTION 13.    EVENTS OF DEFAULT

        Section 13.01    Events of Default.    If any of the following events (each, an "Event of Default") occur, the Sellers and the Buyer shall have the rights set forth in Section 14, as applicable:

        (a)   either Seller shall default in the payment of (i) any amount payable by it hereunder or under any other Repurchase Document, (ii) Expenses within ten (10) Business Days after the same becomes due and payable or (iii) any other Obligations, when the same shall become due and payable, whether at the due date thereof, or by acceleration or otherwise; or

        (b)   the failure of either Seller to perform, comply with or observe any term, covenant or agreement applicable to it contained in Sections 12(a)(i), (h), (j), (k), (q), (r), (s), (t), (u), (v), (w), (y), (z), (aa) or (cc); or

        (c)   any representation, warranty or certification made or deemed made herein or in any other Repurchase Document by either Seller or any certificate furnished to the Buyer pursuant to the provisions hereof or thereof or any information with respect to the Purchased Mortgage Loans furnished in writing by on behalf of either Seller shall prove to have been untrue or misleading in any material respect as of the time made or furnished (other than the representations and warranties set forth in Schedule 1, which shall be considered solely for the purpose of determining the Market Value of the Purchased Mortgage Loans; unless (i) either Seller shall have made any such representations and warranties with actual knowledge that they were materially false or misleading at the time made; or (ii) any such representations and warranties have been determined in good faith by the Buyer in its sole discretion to be materially false or misleading on a regular basis); or

        (d)   either Seller shall fail to observe or perform (i) any term, covenant or agreement applicable to it contained in Sections 12(x) or (bb) and if such default shall be capable of being remedied, and such failure to observe or perform shall continue unremedied for a period of three (3) Business Days after notice by the Buyer or (ii) any other covenant or agreement contained in this Repurchase Agreement (and not identified in clause (b) or (d)(i) of Section 13.01) or any other Repurchase Document, and if such default shall be capable of being remedied, and such failure to observe or perform shall continue unremedied for a period of ten (10) Business Days after notice by the Buyer; or

        (e)   a judgment or judgments for the payment of money in excess of $10,000,000 in the aggregate shall be rendered against either Seller or any of their Affiliates by one or more courts, administrative tribunals or other bodies having jurisdiction and the same shall not be satisfied, discharged (or provision shall not be made for such discharge) or bonded, or a stay of execution thereof shall not be procured, within (thirty) 30 days from the date of entry thereof, and such Seller or any such Affiliate shall not, within said period of (thirty) 30 days, or such longer period during which execution of the same shall have been stayed or bonded, appeal therefrom and cause the execution thereof to be stayed during such appeal; provided, however, that any such judgment or judgments shall not give rise to an Event of Default under this Section 13(e) if and so long as (A) the amount of such judgment or order which remains unsatisfied is covered by a valid and binding policy of insurance between either Seller or any of their Affiliates in respect of such judgment or judgments and the insurer covering full payment of such unsatisfied amount and (B) such insurer, which shall be rated at least "A" by A.M. Best Company, has been notified, and has not disputed the claim made for payment, of the amount of such judgment or judgments; or

        (f)    any "event of default" or any other default which permits a demand for, or requires, the early repayment of obligations due by either Seller or any of their Affiliates under (i) any agreement (after the expiration of any applicable grace period under any such agreement) relating to any Indebtedness (other than any Structured Securities Debt) of either Seller or any Affiliate, as applicable, to which the Buyer or any Affiliate of the Buyer is a party or (ii) any agreement (after the expiration of any applicable grace period under any such agreement) relating to any Indebtedness of either Seller or any of their Affiliates (other than any Structured Securities Debt), as applicable; in an amount equal to or greater than $10,000,000; or

        (g)   an Event of Insolvency shall have occurred with respect to either Seller; or

        (h)   for any reason, this Repurchase Agreement at any time shall not be in full force and effect in all material respects or shall not be enforceable in all material respects in accordance with its terms, or any Lien granted pursuant thereto shall fail to be perfected and of first priority, or any Person (other than the Buyer or any Affiliate of the Buyer) shall contest the validity, enforceability, perfection or priority of any Lien granted pursuant thereto, or any party thereto (other than the Buyer or any Affiliate of the Buyer) shall seek to disaffirm, terminate, limit or reduce its obligations hereunder; or

        (i)    either Seller shall grant, or suffer to exist, any Lien on any Repurchase Asset (except any Lien in favor of the Buyer or any Affiliate of the Buyer); or (A) the Repurchase Assets shall not have been sold to the Buyer, or (B) the Liens contemplated hereby shall cease or fail to be first priority perfected Liens on any Repurchase Assets in favor of the Buyer or shall be Liens in favor of any Person other than the Buyer or any Affiliate of the Buyer; or

        (j)    any event having a Material Adverse Effect shall occur, in each case as determined by the Buyer in its sole good faith discretion, or any other condition shall exist which, in the Buyer's sole good faith discretion, constitutes a material impairment of either Seller's ability to perform its obligations under this Repurchase Agreement or any other Repurchase Document; or

        (k)   (i) any Person shall engage in any "prohibited transaction" (as defined in Section 406 of ERISA or Section 4975 of the Code) involving any Plan of either Seller, (ii) any material "accumulated funding deficiency" (as defined in Section 302 of ERISA), whether or not waived, shall exist with respect to any Plan or any Lien in favor of the PBGC or a Plan shall arise on the assets of either Seller or any Commonly Controlled Entity, (iii) a Reportable Event shall occur with respect to, or proceedings shall commence to have a trustee appointed, or a trustee shall be appointed, to administer or to terminate, any Plan of either Seller, which Reportable Event or commencement of proceedings or appointment of a trustee is, in the reasonable opinion of the Buyer, likely to result in the termination of such Plan for purposes of Title IV of ERISA, (iv) any Plan of either Seller shall terminate for purposes of Title IV of ERISA, (v) either Seller or any Commonly Controlled Entity shall, or in the reasonable opinion of the Buyer is likely to, incur any liability in connection with a withdrawal from, or the insolvency or reorganization of, a Multiemployer Plan or (vi) any other event or condition shall occur or exist with respect to a Plan of either Seller; and in each case in clauses (i) through (vi) above, such event or condition, together with all other such events or conditions, if any, could reasonably be expected to have a Material Adverse Effect; or

        (l)    The Seller's audited annual financial statements or the notes thereto or other opinions or conclusions stated therein shall be qualified or limited by reference to the status of either Seller as a "going concern" or a reference of similar import; or

        (m)  The failure of FIC to at any time continue to be (i) qualified as a real estate investment trust as defined in Section 856 of the Code and (ii) entitled to a dividend paid deduction under Section 857 of the Code with respect to dividends paid by it with respect to each taxable year for which it claims a deduction on its Form 1120—REIT filed with the United States Internal Revenue Service for such year, or the entering into by FIC of any material "prohibited transactions" as defined in Sections 857(b) and 856(c) of the Code; or

        (n)   The failure of FIC to satisfy any of the following asset or income tests and Buyer has delivered notice of an Event of Default to Seller with respect thereto:

          (i)    At the close of each taxable year, at least 75 percent of FIC's gross income consists of (i) "rents from real property" within the meaning of Section 856(c)(3)(A) of the Code, (ii) interest on obligations secured by mortgages on real property or on interests in real property, within the meaning of Section 856(c)(3)(B) of the Code, (iii) gain from the sale or other disposition of real property (including interests in real property and interests in mortgages on real property) which is not property described in Section 1221(a)(1) of the Code, within the meaning of Section 856(c)(3)(C) of the Code, (iv) dividends or other distributions on, and gain (other than gain from "prohibited transactions" within the meaning of Section 857(b)(6)(B)(iii) of the Code) from the sale or other disposition of, transferable shares (or transferable certificates of beneficial interest) in other qualifying REITs within the meaning of Section 856(d)(3)(D) of the Code, and (v) amounts described in Sections 856(c)(3)(E) through 856(c)(3)(I) of the Code.

          (ii)   At the close of each taxable year, at least 95 percent of FIC's gross income consists of (i) the items of income described in paragraph (i) hereof (other than those described in Section 856(c)(3)(I) of the Code), (ii) gain realized from the sale or other disposition of stock or securities which are not property described in Section 1221(a)(1) of the Code, (iii) interest, (iv) dividends, and (v) income derived from payments to FIC on interest rate swap or cap agreements, options, futures contracts, forward rate agreements and other similar financial instruments entered into to reduce the interest rate risks with respect to any indebtedness incurred or to be incurred to acquire or carry real estate assets, or gain from the sale or other disposition of such an investment as described in Section 856(c)(5)(G), in each case within the meaning of Section 856(c)(2) of the Code.

          (iii)   At the close of each quarter of FIC's taxable years, at least 75 percent of the value of FIC's total assets (as determined in accordance with Treasury Regulations Section 1.856-2(d)) has consisted of and will consist of real estate assets within the meaning of Sections 856(c)(4) and 856(c)(5)(B) of the Code, cash and cash items (including receivables which arise in the ordinary course of FIC's operations, but not including receivables purchased from another person), and Government securities.

          (iv)  At the close of each quarter of each of FIC's taxable years, (a) not more than 25 percent of FIC's total asset value will be represented by securities (other than those described in paragraph (iii), (b) not more than 20 percent of FIC's total asset value will be represented by securities of one or more taxable REIT subsidiaries, and (c) (i) not more than 5 percent of the value of FIC's total assets will be represented by securities of any one issuer (other than those described in paragraph (iii) and securities of taxable REIT subsidiaries), and (ii) FIC will not hold securities possessing more than 10 percent of the total voting power or value of the outstanding securities of any one issuer (other than those described in paragraph (iii), securities of taxable REIT subsidiaries, and securities of a qualified REIT subsidiary within the meaning of Section 856(i) of the Code).

        Section 13.02    Termination Event.    (a) If the following event (a "Termination Event") occurs, the Buyer shall have the rights set forth in Section 13.02(b):

          (i)    The senior debt obligations or short-term debt obligations of Merrill Lynch & Co., Inc. shall be rated below the four highest generic grades (without regard to any pluses and minuses reflecting gradations within such generic grades) by any nationally recognized statistical rating organization.

          (ii)   A Change in Control of either Seller shall have occurred.

          (iii)   Any change or development occurs involving a prospective change in taxation or other applicable law or regulation or interpretation thereof in the United States directly affecting the Purchased Mortgage Loans or the consequences of the Buyer owning, or holding a security interest in, the Purchased Mortgage Loans; the imposition of exchange controls by the United States, that directly affects the Purchased Mortgage Loans or the consequences of the Buyer owning, or holding a security interest in, the Purchased Mortgage Loans; or the imposition of exchange controls by the United States, that directly affects the financial markets of the United States, and makes it, in the sole judgment of the Buyer, inadvisable or impracticable to enter into Transactions with the Mortgage Loans.

        (b)   Upon the occurrence of a Termination Event, the Buyer shall have the right, in its sole discretion, to immediately terminate the Buyer's obligation to enter into any additional Transactions. The Seller shall repurchase any Purchased Mortgage Loans subject to a Transaction hereunder no later than ninety (90) days with respect to a Termination Event under Section 13.02(i) and thirty (30) days with respect to a Termination Event under Sections 13.02(ii) or 13.02(iii) following receipt of a request therefor from the Buyer following the occurrence of a Termination Event.

SECTION 14.    REMEDIES

        (a)   If an Event of Default occurs and is continuing with respect to either Seller, the following rights and remedies are available to the Buyer; provided, that an Event of Default shall be deemed to be continuing unless expressly waived by the Buyer in writing:

          (i)    At the option of the Buyer, exercised by written notice to the Sellers (which option shall be deemed to have been exercised, even if no notice is given, immediately upon the occurrence of an Event of Insolvency of either Seller), the Repurchase Date for each Transaction hereunder, if it has not already occurred, shall be deemed immediately to occur. The Buyer shall (except upon the occurrence of an Event of Insolvency of the Seller) give notice to the Sellers of the exercise of such option as promptly as practicable.

          (ii)   If the Buyer exercises or is deemed to have exercised the option referred to in subsection (a)(i) of this Section:

            (A)  the Sellers' obligations in such Transactions to repurchase all Purchased Mortgage Loans, at the Repurchase Price therefor on the Repurchase Date determined in accordance with subsection (a)(i) of this Section, (1) shall thereupon become immediately due and payable; (2) all Income paid after such exercise or deemed exercise shall be retained by the Buyer and applied to the aggregate unpaid Repurchase Price and any other amounts owed by the Sellers hereunder; and (3) any remaining amounts shall be remitted to the Seller.

            (B)  to the extent permitted by applicable law, the Repurchase Price with respect to each such Transaction shall be increased by the aggregate amount obtained by daily application of, on a 360 day per year basis for the actual number of days during the period from and including the date of the exercise or deemed exercise of such option to but excluding the date of payment of the Repurchase Price as so increased, (x) the Post-Default Rate in effect following an Event of Default to (y) the Repurchase Price for such Transaction as of the Repurchase Date as determined pursuant to subsection (a)(i) of this Section (decreased as of any day by (i) any amounts actually in the possession of the Buyer pursuant to clause (C) of this subsection, and (ii) any proceeds from the sale of Purchased Mortgage Loans applied to the Repurchase Price pursuant to subsection (a)(iv) of this Section; and

            (C)  all Income actually received by the Buyer pursuant to Section 5 (excluding any Late Payment Fees paid pursuant to Section 5(a)) shall be applied to the aggregate unpaid Repurchase Price owed by the Sellers.

          (iii)   Upon the occurrence of one or more Events of Default, the Buyer shall have the right to obtain physical possession of all files of the Sellers relating to the Purchased Mortgage Loans and the Repurchase Assets and all documents relating to the Purchased Mortgage Loans which are then or may thereafter come into the possession of the Sellers or any third party acting for the Sellers and the Sellers shall deliver to the Buyer such assignments as the Buyer shall request. The Buyer shall be entitled to specific performance of all agreements of the Sellers contained in the Repurchase Documents.

          (iv)  At any time on the Business Day following notice to the Sellers (which notice may be the notice given under subsection (a)(i) of this Section), in the event the Sellers have not repurchased all Purchased Mortgage Loans, the Buyer may (A) immediately sell, without demand or further notice of any kind, at a public or private sale and at such price or prices as the Buyer may deem satisfactory any or all Purchased Mortgage Loans and the Repurchase Assets subject to a such Transactions hereunder and apply the proceeds thereof to the aggregate unpaid Repurchase Prices and any other amounts owing by the Sellers hereunder or (B) in its sole discretion elect, in lieu of selling all or a portion of such Purchased Mortgage Loans, to give the Sellers credit for such Purchased Mortgage Loans and the Repurchase Assets in an amount equal to the Market Value of the Purchased Mortgage Loans against the aggregate unpaid Repurchase Price and any other amounts owing by the Sellers hereunder. The proceeds of any disposition of Purchased Mortgage Loans and the Repurchase Assets under clauses (A) or (B) shall be applied first to the costs and expenses incurred by the Buyer in connection with the applicable Seller's default; second to costs of cover and/or related hedging transactions; third to the Repurchase Price; fourth to any other outstanding obligation of the Sellers to the Buyer or its Affiliates; and fifth, any remaining amounts to the Sellers.

          (v)   The Sellers shall be liable to the Buyer for (i) the amount of all reasonable legal or other expenses (including, without limitation, all costs and expenses of the Buyer in connection with the enforcement of this Repurchase Agreement or any other agreement evidencing a Transaction, whether in action, suit or litigation or bankruptcy, insolvency or other similar proceeding affecting creditors' rights generally, further including, without limitation, the reasonable fees and expenses of counsel (including the costs of internal counsel of the Buyer) incurred in connection with or as a result of an Event of Default, (ii) damages in an amount equal to the cost (including all fees, expenses and commissions) of entering into replacement transactions and entering into or terminating hedge transactions in connection with or as a result of an Event of Default, and (iii) any other loss, damage, cost or expense directly arising or resulting from the occurrence of an Event of Default in respect of a Transaction.

          (vi)  The Buyer shall have, in addition to its rights hereunder, any rights otherwise available to it under any other agreement or applicable law.

        (b)   The Buyer may exercise one or more of the remedies available to the Buyer immediately upon the occurrence of an Event of Default and at any time thereafter without notice to the Sellers. All rights and remedies arising under this Repurchase Agreement as amended from time to time hereunder are cumulative and not exclusive of any other rights or remedies which the Buyer may have.

        (c)   The Buyer may enforce its rights and remedies hereunder without prior judicial process or hearing, and each Seller hereby expressly waives any defenses it might otherwise have to require the Buyer to enforce its rights by judicial process. Each Seller also waives any defense (other than a defense of payment or performance) it might otherwise have arising from the use of nonjudicial process, enforcement and sale of all or any portion of the Repurchase Assets, or from any other election of remedies. The Sellers recognize that nonjudicial remedies are consistent with the usages of the trade, are responsive to commercial necessity and are the result of a bargain at arm's length.

        (d)   To the extent permitted by applicable law, the Sellers shall be liable to the Buyer for interest on any amounts owing by the Sellers hereunder, from the date the Sellers become liable for such amounts hereunder until such amounts are (i) paid in full by the Sellers or (ii) satisfied in full by the exercise of the Buyer's rights hereunder. Interest on any sum payable by the Sellers to the Buyer under this Section 14(d) shall be at a rate equal to the Post-Default Rate.

SECTION 15.    INDEMNIFICATION AND EXPENSES; RECOURSE

        (a)   Each of the Sellers agrees to hold the Buyer, and its Affiliates and their officers, directors, employees, agents and advisors (each an "Indemnified Party") harmless from and indemnify any Indemnified Party against all liabilities, losses, damages, judgments, costs and expenses of any kind which may be imposed on, incurred by or asserted against such Indemnified Party (without duplication of Section 7(c)) (collectively, "Costs"), relating to or arising out of this Repurchase Agreement, any other Repurchase Document or any transaction contemplated hereby or thereby, or any amendment, supplement or modification of, or any waiver or consent under or in respect of, this Repurchase Agreement, any other Repurchase Document or any transaction contemplated hereby or thereby, that, in each case, results from anything other than the Indemnified Party's gross negligence or willful misconduct. Without limiting the generality of the foregoing, the Sellers agree to hold any Indemnified

Party harmless from and indemnify such Indemnified Party against all Costs with respect to all Purchased Mortgage Loans relating to or arising out of any taxes incurred or assessed in connection with the ownership of the Purchased Mortgage Loans, that, in each case, results from anything other than the Indemnified Party's gross negligence or willful misconduct. In any suit, proceeding or action brought by an Indemnified Party in connection with any Purchased Mortgage Loan for any sum owing thereunder, or to enforce any provisions of any Purchased Mortgage Loan, the Sellers will save, indemnify and hold such Indemnified Party harmless from and against all expense, loss or damage suffered by reason of any defense, set-off, counterclaim, recoupment or reduction or liability whatsoever of the account debtor or obligor thereunder, arising out of a breach by either Seller of any obligation thereunder or arising out of any other agreement, indebtedness or liability at any time owing to or in favor of such account debtor or obligor or its successors from either Seller provided, however, that the Sellers shall not be liable for any such expense, loss or damage to the extent resulting from the Indemnified Party's gross negligence or willful misconduct. The Sellers also agree to reimburse an Indemnified Party as and when billed by such Indemnified Party for all the Indemnified Party's costs and expenses incurred in connection with the enforcement or the preservation of the Buyer's rights under this Repurchase Agreement, any other Repurchase Document or any transaction contemplated hereby or thereby, including without limitation the reasonable fees and disbursements of its counsel provided, however, that the Sellers shall not be liable for any such expense, loss or damage to the extent resulting from the Indemnified Party's gross negligence or willful misconduct.

        (b)   The Sellers agree to pay within thirty (30) days when billed by the Buyer all of the out-of-pocket costs and expenses incurred by the Buyer in connection with the development, preparation and execution of, and any amendment, supplement or modification to, this Repurchase Agreement, any other Repurchase Document or any other documents prepared in connection herewith or therewith. The Sellers agree to pay all of the reasonable out-of-pocket costs and expenses incurred in connection with the consummation and administration of the transactions contemplated hereby and thereby including without limitation filing fees and all the reasonable fees, disbursements and expenses of counsel to the Buyer which amount shall be deducted from the Purchase Price paid for the first Transaction hereunder. Subject to the limitations set forth in Section 27 hereof, the Sellers agree to pay the Buyer all the reasonable out of pocket due diligence, inspection, testing and review costs and expenses incurred by the Buyer with respect to Purchased Mortgage Loans submitted by the Sellers for purchase under this Repurchase Agreement, including, but not limited to, those out of pocket costs and expenses incurred by the Buyer pursuant to Sections 15(b) and 27 hereof.

        (c)   The obligations of the Sellers from time to time to pay the Repurchase Price, the Periodic Advance Repurchase Payments, and all other amounts due under this Repurchase Agreement shall be full recourse obligations of the Sellers.

        (d)   Each Seller shall be jointly and severally liable for the full, complete an punctual performance and satisfaction of all obligations of either Seller under this Repurchase Agreement. Accordingly, each Seller waives any and all notice of creation, renewal, extension or accrual of any of the Obligations and notice of or proof of reliance by the Buyer upon such Seller's joint and several liability. Each Seller waives diligence, presentment, protest, demand for payment and notice of default or nonpayment to or upon such Seller with respect to the Obligations. When pursuing its rights and remedies hereunder against either Seller, the Buyer may, but shall be under no obligation, to pursue such rights and remedies hereunder against either Seller or any other Person or against any collateral security for the Obligations or any right of offset with respect thereto, and any failure by the Buyer to pursue such other rights or remedies or to collect any payments from such Seller or any such other Person to realize upon any such collateral security or to exercise any such right of offset, or any release of such Seller or any such other Person or any such collateral security, or right of offset, shall not relieve such Seller of any liability hereunder, and shall not impair or affect the rights and remedies, whether express, implied or available as a matter of law, of the Buyer against such Seller.

SECTION 16.    SERVICING

        (a)   The Sellers, on the Buyer's behalf, shall contract with Servicer to, or if a Seller is the Servicer, such Seller shall, service the Mortgage Loans consistent with the degree of skill and care that such Seller customarily requires with respect to similar Mortgage Loans owned or managed by it and in accordance with Accepted Servicing Practices. The Sellers shall cause the Servicer to (i) comply with all applicable Federal, State and local laws and regulations, (ii) maintain all state and federal licenses necessary for it to perform its servicing responsibilities hereunder, and (iii) not impair the rights of the Buyer in any Purchased Mortgage Loans or any payment thereunder. The Buyer may terminate the servicing of any Purchased Mortgage Loan with the then existing Servicer in accordance with Section 16(e) hereof.

        (b)   The Sellers shall cause the Servicer to hold or cause to be held all escrow funds collected by the Sellers with respect to any Purchased Mortgage Loans in trust accounts and shall apply the same for the purposes for which such funds were collected.

        (c)   The Sellers shall cause the Servicer to deposit all Income received by the Sellers on account of the Purchased Mortgage Loans in the Collection Account no less than once per week.

        (d)   The Sellers shall provide promptly to the Buyer (i) a Servicer Notice addressed to and agreed to by the Servicer of the related Purchased Mortgage Loans, advising such Servicer of such matters as the Buyer may reasonably request, including, without limitation, recognition by the Servicer of the Buyer's interest in such Purchased Mortgage Loans and the Servicer's agreement that upon receipt of notice of an Event of Default from the Buyer, it will follow the instructions of the Buyer with respect to the Purchased Mortgage Loans and any related Income with respect thereto.

        (e)   Upon the occurrence and during the continuance of an Event of Default hereunder, the Buyer shall have the right to immediately terminate the Servicer's right to service the Purchased Mortgage Loans without payment of any penalty or termination fee. The Sellers shall cooperate in transferring the servicing of the Purchased Mortgage Loans to a successor servicer appointed by the Buyer in its sole discretion.

        (f)    If either Seller should discover that, for any reason whatsoever, any entity responsible to either Seller by contract for managing or servicing any such Purchased Mortgage Loan has failed to perform fully such Seller's obligations under the Repurchase Documents or any of the obligations of such entities with respect to the Purchased Mortgage Loans in any material respect, such Seller shall promptly notify the Buyer.

SECTION 17.    SINGLE AGREEMENT

        The Buyer and the Sellers acknowledge that, and have entered hereinto and will enter into each Transaction hereunder in consideration of and in reliance upon the fact that, all Transactions hereunder constitute a single business and contractual relationship and that each has been entered into in consideration of the other Transactions. Accordingly, each of the Buyer and the Sellers agree (i) to perform all of its obligations in respect of each Transaction hereunder, and that a default in the performance of any such obligations shall constitute a default by it in respect of all Transactions hereunder, (ii) that each of them shall be entitled to set off claims and apply property held by them in respect of any Transaction against obligations owing to them in respect of any other Transaction hereunder, (iii) that payments, deliveries, and other transfers made by either of them in respect of any Transaction shall be deemed to have been made in consideration of payments, deliveries, and other transfers in respect of any other Transactions hereunder, and the obligations to make any such payments, deliveries, and other transfers may be applied against each other and netted, and (iv) to promptly provide notice to the other after any such set-off or application.

SECTION 18.    SET-OFF

        In addition to any rights and remedies of the Buyer hereunder and by law, the Buyer shall have the right, without prior notice to the Sellers, any such notice being expressly waived by the Sellers to the extent permitted by applicable law, upon any amount becoming due and payable by the Sellers hereunder (whether at the stated maturity, by acceleration or otherwise) to set-off and appropriate and apply against such amount any and all deposits (general or special, time or demand, provisional or final), in any currency, and any other credits, indebtedness or claims, in any currency, in each case whether direct or indirect, absolute or contingent, matured or unmatured, at any time held or owing by the Buyer or any Affiliate thereof to or for the credit or the account of the Sellers or any Affiliate thereof. The Buyer agrees promptly to notify the Sellers after any such set-off and application made by the Buyer, provided that the failure to give such notice shall not affect the validity of such set-off and application.

SECTION 19.    NOTICES AND OTHER COMMUNICATIONS

        Except as otherwise expressly permitted by this Repurchase Agreement, all notices, requests and other communications provided for herein (including without limitation any modifications of, or waivers, requests or consents under, this Repurchase Agreement) shall be given or made in writing (including without limitation by telecopy) delivered to the intended recipient at the "Address for Notices" specified below its name on the signature pages hereof or thereof); or, as to any party, at such other address as shall be designated by such party in a written notice to each other party. Except as otherwise provided in this Repurchase Agreement and except for notices given under Section 3 (which shall be effective only on receipt), all such communications shall be deemed to have been duly given when transmitted by telecopy or personally delivered or, in the case of a mailed notice, upon receipt, in each case given or addressed as aforesaid.

SECTION 20.    ENTIRE AGREEMENT; SEVERABILITY

        This Repurchase Agreement, together with the Repurchase Documents, constitute the entire understanding between the Buyer and the Sellers with respect to the subject matter they cover and shall supersede any existing agreements between the parties containing general terms and conditions for repurchase transactions involving Purchased Mortgage Loans. By acceptance of this Repurchase Agreement, the Buyer and the Sellers acknowledge that they have not made, and are not relying upon, any statements, representations, promises or undertakings not contained in this Repurchase Agreement. Each provision and agreement herein shall be treated as separate and independent from any other provision or agreement herein and shall be enforceable notwithstanding the unenforceability of any such other provision or agreement.

SECTION 21.    NON-ASSIGNABILITY

        (a)   The rights and obligations of the parties under this Repurchase Agreement and under any Transaction shall not be assigned by either Seller without the prior written consent of the Buyer. Subject to the foregoing, this Repurchase Agreement and any Transactions shall be binding upon and shall inure to the benefit of the parties and their respective successors and assigns. Nothing in this Repurchase Agreement express or implied, shall give to any Person, other than the parties to this Repurchase Agreement and their successors hereunder, any benefit of any legal or equitable right, power, remedy or claim under this Repurchase Agreement. The Buyer may from time to time assign all or a portion of its rights and obligations under this Repurchase Agreement and the Repurchase Documents; provided, however, that the Buyer shall maintain, for review by the Sellers upon written request a copy of an executed assignment and acceptance by the Buyer and assignee ("Assignment and Acceptance"), specifying the percentage or portion of such rights and obligations assigned. Upon such assignment, (a) such assignee shall be a party hereto and to each Repurchase Document to the extent of the percentage or portion set forth in the Assignment and Acceptance, and shall succeed to the applicable rights and obligations of the Buyer hereunder, and (b) the Buyer shall, to the extent that such rights and obligations have been so assigned by it be released from its obligations hereunder and under the Repurchase Documents. Unless otherwise stated in the Assignment and Acceptance, the Sellers shall continue to take directions solely from the Buyer unless otherwise notified by the Buyer in writing. The Buyer may distribute to any prospective assignee any document or other information delivered to the Buyer by the Sellers.

        (b)   The Buyer may sell participations to one or more Persons; provided, however, that (i) no participant under any such participation shall have any right to approve any amendment or waiver of any provision of the Repurchase Agreement or any other Repurchase Document, or any consent to any departure by the Sellers or the Buyer therefrom; (ii) the Buyer's obligations under this Repurchase Agreement shall remain unchanged; (iii) the Buyer shall remain solely responsible to the other parties hereto for the performance of such obligations; and (iv) the Sellers shall continue to deal solely and directly with the Buyer in connection with the Buyer's rights and obligations under this Repurchase Agreement and the other Repurchase Documents; provided that Taxes shall be governed solely and exclusively by Section 6 and 7.

  (c)  (i) Prior to the occurrence of an Event of Default, the Buyer may from time to time assign all or a portion of its rights and obligations under this Repurchase Agreement and the Repurchase Documents to any Person (A) without the prior written consent of the Sellers, provided that the Buyer or an Affiliate of the Buyer retains a portion equal to at least twenty (20%) of the Maximum Purchase Price; or (B) with the prior consent of the Sellers, which consent shall not be unreasonably withheld or delayed. The Buyer shall maintain, for review by the Sellers upon written request, a copy of an executed assignment and acceptance by the Buyer and assignee (each an "Assignment and Acceptance"), specifying the percentage or portion of such rights and obligations assigned. Upon such assignment, and pursuant to an amendment of this Repurchase Agreement as set forth in clause (iii) below, (A) such assignee shall be a party hereto and to each Repurchase Document to the extent of the percentage or portion set forth in the Assignment and Acceptance, and shall succeed to the applicable rights and obligations of the Buyer hereunder, and (B) the Buyer shall, to the extent that such rights and obligations have been so assigned by it be released from its obligations hereunder and under the Repurchase Documents. After the occurrence and during the continuance of an Event of Default, the Buyer may assign all or a portion of its rights and obligations under this Repurchase Agreement and the Repurchase Documents to any Person without the prior consent of the Sellers. Unless otherwise stated in the Assignment and Acceptance, the Sellers shall continue to take directions solely from the Buyer unless otherwise notified by the Buyer in writing.

          (ii)   Subject to acceptance and recording thereof pursuant to Section 21(d) hereof and the amendment of this Repurchase Agreement pursuant to clause (iii) hereof, from and after the effective date specified in each Assignment and Acceptance the assignee thereunder shall be a party hereto and, to the extent of the interest assigned by such Assignment and Acceptance, have the rights and obligations of the Buyer under this Repurchase Agreement. Any assignment or transfer by the Buyer of rights or obligations under this Repurchase Agreement that does not comply with this Section 21 shall be treated for purposes of this Repurchase Agreement as a sale by such Buyer of a participation in such rights and obligations in accordance with Section 21(d) hereof.

          (iii)   In the event that the Buyer assigns all or a portion of its rights and obligations under this Repurchase Agreement pursuant to this Section 21(c), the parties hereto hereby agree to negotiate in good faith and use commercially reasonable efforts to enter into prior to such transfer an amendment to this Repurchase Agreement to add agency provisions similar to those included in repurchase agreements for similar syndicated repurchase facilities; provided, however, that the

  Buyer and the Sellers hereby agree that any such amendment shall provide that the Repurchase Agreement may be amended or waived upon the written consent of the Sellers and those Buyers committed to engage in the Transactions hereunder representing a majority of the Maximum Repurchase Price.

        (d)   The Sellers shall maintain a register (the "Register") on which it will record the Buyer's rights hereunder, and each Assignment and Acceptance and participation; provided, however, that the Sellers shall not be required to record any transfer on the Register of which the Sellers have not received notice, or do not have knowledge. The Register shall include the names and addresses of the Buyers (including all assignees, successors and participants). Failure to make any such recordation, or any error in such recordation shall not affect the Sellers' obligations in respect of such rights. If the Buyer sells a participation in its rights hereunder, it shall provide the Sellers, or maintain as agent of the Sellers, the information described in this paragraph and permit the Sellers to review such information as reasonably needed for the Sellers to comply with its obligations under this Repurchase Agreement or under any applicable law or governmental regulation or procedure.

        (e)   The Buyer may, in connection with any assignment or participation or proposed assignment or participation pursuant to this Section 21, disclose to the assignee or participant or proposed assignee or participant, as the case may be, any information relating to the Sellers or any of their Subsidiaries or to any aspect of the Transactions that has been furnished to the Buyer by or on behalf of the Sellers or any of their Subsidiaries; provided that such assignee or participant agrees to hold such information subject to the confidentiality provisions of this Repurchase Agreement.

        (f)    The Buyer may at any time create a security interest in all or any portion of its rights under this Repurchase Agreement in favor of any Federal Reserve Bank in accordance with Regulation A of the Board of Governors of the Federal Reserve System and any Operating Circular issued by such Federal Reserve Bank. No such assignment shall release the assigning the Buyer from its obligations hereunder.

SECTION 22.    TERMINABILITY

        Each representation and warranty made or deemed to be made by entering into a Transaction, herein or pursuant hereto shall survive the making of such representation and warranty, and the Buyer shall not be deemed to have waived any Default that may arise because any such representation or warranty shall have proved to be false or misleading, notwithstanding that the Buyer may have had notice or knowledge or reason to believe that such representation or warranty was false or misleading at the time the Transaction was made. Notwithstanding any such termination or the occurrence of an Event of Default, all of the representations and warranties and covenants hereunder shall continue and survive. The obligations of the Sellers under Section 15 hereof shall survive the termination of this Repurchase Agreement.

SECTION 23.    GOVERNING LAW

        THIS REPURCHASE AGREEMENT SHALL BE GOVERNED BY THE INTERNAL LAWS OF THE STATE OF NEW YORK WITHOUT GIVING EFFECT TO THE CONFLICT OF LAW PRINCIPLES THEREOF.

SECTION 24.    SUBMISSION TO JURISDICTION; WAIVERS

        EACH OF BUYER AND EACH OF THE SELLERS HEREBY IRREVOCABLY AND UNCONDITIONALLY:

          (i)    SUBMITS FOR ITSELF AND ITS PROPERTY IN ANY LEGAL ACTION OR PROCEEDING RELATING TO THIS REPURCHASE AGREEMENT AND THE OTHER

  REPURCHASE DOCUMENTS, OR FOR RECOGNITION AND ENFORCEMENT OF ANY JUDGMENT IN RESPECT THEREOF, TO THE EXCLUSIVE GENERAL JURISDICTION OF THE COURTS OF THE STATE OF NEW YORK, THE FEDERAL COURTS OF THE UNITED STATES OF AMERICA FOR THE SOUTHERN DISTRICT OF NEW YORK, AND APPELLATE COURTS FROM ANY THEREOF;

          (ii)   CONSENTS THAT ANY SUCH ACTION OR PROCEEDING MAY BE BROUGHT IN SUCH COURTS AND, TO THE EXTENT PERMITTED BY LAW, WAIVES ANY OBJECTION THAT IT MAY NOW OR HEREAFTER HAVE TO THE VENUE OF ANY SUCH ACTION OR PROCEEDING IN ANY SUCH COURT OR THAT SUCH ACTION OR PROCEEDING WAS BROUGHT IN AN INCONVENIENT COURT AND AGREES NOT TO PLEAD OR CLAIM THE SAME;

          (iii)  AGREES THAT SERVICE OF PROCESS IN ANY SUCH ACTION OR PROCEEDING MAY BE EFFECTED BY MAILING A COPY THEREOF BY REGISTERED OR CERTIFIED MAIL (OR ANY SUBSTANTIALLY SIMILAR FORM OF MAIL), POSTAGE PREPAID, TO ITS ADDRESS SET FORTH UNDER ITS SIGNATURE BELOW OR AT SUCH OTHER ADDRESS OF WHICH THE BUYER SHALL HAVE BEEN NOTIFIED;

          (iv)  AGREES THAT NOTHING HEREIN SHALL AFFECT THE RIGHT TO EFFECT SERVICE OF PROCESS IN ANY OTHER MANNER PERMITTED BY LAW OR SHALL LIMIT THE RIGHT TO SUE IN ANY OTHER JURISDICTION; AND

          (v)   WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATING TO THIS REPURCHASE AGREEMENT, ANY OTHER TRANSACTION DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY.

SECTION 25.    NO WAIVERS, ETC.

        No failure on the part of the Buyer to exercise and no delay in exercising, and no course of dealing with respect to, any right, power or privilege under any Repurchase Document shall operate as a waiver thereof, nor shall any single or partial exercise of any right, power or privilege under any Repurchase Document preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The remedies provided herein are cumulative and not exclusive of any remedies provided by law. An Event of Default shall be deemed to be continuing unless expressly waived by the Buyer in writing.

SECTION 26.    NETTING

        If the Buyer and the Sellers are "financial institutions" as now or hereinafter defined in Section 4402 of Title 12 of the United States Code ("Section 4402") and any rules or regulations promulgated thereunder,

        (a)   All amounts to be paid or advanced by one party to or on behalf of the other under this Repurchase Agreement or any Transaction hereunder shall be deemed to be "payment obligations" and all amounts to be received by or on behalf of one party from the other under this Repurchase Agreement or any Transaction hereunder shall be deemed to be "payment entitlements" within the meaning of Section 4402, and this Repurchase Agreement shall be deemed to be a "netting contract" as defined in Section 4402.

        (b)   The payment obligations and the payment entitlements of the parties hereto pursuant to this Repurchase Agreement and any Transaction hereunder shall be netted as follows. In the event that either party (the "Defaulting Party") shall fail to honor any payment obligation under this Repurchase Agreement or any Transaction hereunder, the other party (the "Nondefaulting Party") shall be entitled to reduce the amount of any payment to be made by the Nondefaulting Party to the Defaulting Party by the amount of the payment obligation that the Defaulting Party failed to honor.

SECTION 27.    DUE DILIGENCE

        The Sellers acknowledge that Buyer has the right to perform continuing due diligence reviews with respect to the Mortgage Loans and the Sellers, for purposes of verifying compliance with the representations, warranties and specifications made hereunder, or otherwise, and the Sellers agree that upon reasonable prior notice unless an Event of Default shall have occurred, in which case no notice is required, to the Sellers, the Buyer or its authorized representatives will be permitted during normal business hours to examine, inspect, and make copies and extracts of, the Mortgage Files and any and all documents, records, agreements, instruments or information relating to such Mortgage Loans in the possession or under the control of the Sellers and/or the Custodian. The Sellers also shall make available to the Buyer a knowledgeable financial or accounting officer for the purpose of answering questions respecting the Mortgage Files and the Mortgage Loans. Without limiting the generality of the foregoing, the Sellers acknowledge that the Buyer may purchase Mortgage Loans from the Sellers based solely upon the information provided by the Sellers to the Buyer in the Purchased Mortgage Loan Schedule and the representations, warranties and covenants contained herein, and that the Buyer, at its option, has the right at any time to conduct a partial or complete due diligence review on some or all of the Mortgage Loans purchased in a Transaction, including, without limitation, ordering broker's price opinions, new credit reports and new appraisals on the related Mortgaged Properties and otherwise re-generating the information used to originate such Mortgage Loan. The Buyer may underwrite such Mortgage Loans itself or engage a mutually agreed upon third party underwriter to perform such underwriting. The Sellers agree to cooperate with the Buyer and any third party underwriter in connection with such underwriting, including, but not limited to, providing the Buyer and any third party underwriter with access to any and all documents, records, agreements, instruments or information relating to such Mortgage Loans in the possession, or under the control, of the Sellers. The Sellers further agree that the Sellers shall pay all out-of-pocket costs and expenses incurred by the Buyer in connection with the Buyer's activities pursuant to this Section 27 ("Due Diligence Costs"); provided, that such Due Diligence Costs shall not exceed $25,000 per calendar year unless a Default or Event of Default shall have occurred, in which event the Buyer shall have the right to perform due diligence, at the sole expense of the Seller without regard to the dollar limitation set forth herein.

SECTION 28.    NON-UTILIZATION FEE

        No later than the Payment Date following the end of each calendar quarter, the Sellers shall pay in immediately available funds to the Buyer the Non-Utilization Fee. Such payment shall be made in Dollars, in immediately available funds, without deduction, set-off or counterclaim, to the Buyer at an account designated by the Buyer.

SECTION 29.    COMMITMENT FEE

        The Sellers shall pay quarterly to the Buyer in immediately available funds, the Commitment Fee until the termination of this Repurchase Agreement. Such payment shall be made in Dollars, in immediately available funds, without deduction, set-off or counterclaim, to the Buyer at such account designated by the Buyer.

        In the event that an event set forth in Section 3(b)(x) occurs, the result of which is the cessation of Transactions hereunder, the Buyer shall refund to the Sellers an amount equal to the Commitment Fee prorated for the number of days remaining prior to the respective Payment Date set forth in this Section 29.

SECTION 30.    BUYER'S APPOINTMENT AS ATTORNEY-IN-FACT

        (a)   The Sellers hereby irrevocably constitute and appoint the Buyer and any officer or agent thereof, with full power of substitution, as its true and lawful attorney-in-fact with full irrevocable power and authority in the place and stead of the Sellers and in the name of the Sellers or in its own name, from time to time in the Buyer's discretion, for the purpose of carrying out any term of this Repurchase Agreement which the Sellers have failed to perform after notice, to take any and all appropriate action and to execute any and all documents and instruments which may be reasonably necessary or desirable to accomplish the purposes of this Repurchase Agreement, and, without limiting the generality of the foregoing, the Sellers hereby give the Buyer the power and right, on behalf of the Sellers, without assent by, but with notice to, the Sellers, if an Event of Default shall have occurred and be continuing, to do the following:

          (i)    in the name of the Sellers, or in its own name, or otherwise, to take possession of and endorse and collect any checks, drafts, notes, acceptances or other instruments for the payment of moneys due with respect to any other Repurchase Assets and to file any claim or to take any other action or proceeding in any court of law or equity or otherwise deemed appropriate by the Buyer for the purpose of collecting any and all such moneys due with respect to any other Repurchase Assets whenever payable;

          (ii)   to pay or discharge taxes and Liens levied or placed on or threatened against the Repurchase Assets;

          (iii)   (A) to direct any party liable for any payment under any Repurchase Assets to make payment of any and all moneys due or to become due thereunder directly to the Buyer or as the Buyer shall direct; (B) to ask or demand for, collect, receive payment of and receipt for, any and all moneys, claims and other amounts due or to become due at any time in respect of or arising out of any Repurchase Assets; (C) to sign and endorse any invoices, assignments, verifications, notices and other documents in connection with any Repurchase Assets; (D) to commence and prosecute any suits, actions or proceedings at law or in equity in any court of competent jurisdiction to collect the Repurchase Assets or any proceeds thereof and to enforce any other right in respect of any Repurchase Assets; (E) to defend any suit, action or proceeding brought against the Sellers with respect to any Repurchase Assets; (F) to settle, compromise or adjust any suit, action or proceeding described in clause (E) above and, in connection therewith, to give such discharges or releases as the Buyer may deem appropriate; and (G) generally, to sell, transfer, pledge and make any agreement with respect to or otherwise deal with any Repurchase Assets as fully and completely as though the Buyer were the absolute owner thereof for all purposes, and to do, at the Buyer's option and the Sellers' expense, at any time, and from time to time, all acts and things which the Buyer deems necessary to protect, preserve or realize upon the Repurchase Assets and the Buyer's Liens thereon and to effect the intent of this Repurchase Agreement, all as fully and effectively as the Sellers might do.

        (b)   The Sellers hereby ratify all that said attorneys shall lawfully do or cause to be done by virtue hereof. This power of attorney is a power coupled with an interest and shall be irrevocable.

        (c)   The Sellers also authorize the Buyer, if an Event of Default shall have occurred and be continuing, from time to time, to execute, in connection with any sale provided for in Section 14 hereof, any endorsements, assignments or other instruments of conveyance or transfer with respect to the Repurchase Assets.

        (d)   The powers conferred on the Buyer hereunder are solely to protect the Buyer's interests in the Repurchase Assets and shall not impose any duty upon it to exercise any such powers. The Buyer shall be accountable only for amounts that it actually receives as a result of the exercise of such powers, and neither it nor any of its officers, directors, employees or agents shall be responsible to the Sellers for any act or failure to act hereunder, except for its or their own gross negligence or willful misconduct.

SECTION 31.    MISCELLANEOUS

        (a)    Counterparts.    This Repurchase Agreement may be executed in any number of counterparts, all of which taken together shall constitute one and the same instrument, and any of the parties hereto may execute this Repurchase Agreement by signing any such counterpart.

        (b)    Captions.    The captions and headings appearing herein are for included solely for convenience of reference and are not intended to affect the interpretation of any provision of this Repurchase Agreement.

        (c)    Acknowledgment.    The Sellers hereby acknowledge that:

          (i)    it has been advised by counsel in the negotiation, execution and delivery of this Repurchase Agreement and the other Repurchase Documents;

          (ii)   the Buyer has no fiduciary relationship to the Sellers; and

          (iii)   no joint venture exists between the Buyer and the Sellers.

SECTION 32.    CONFIDENTIALITY

        The Buyer and the Sellers hereby acknowledge and agree that all written or computer-readable information provided by one party to any other regarding the terms set forth in any of the Repurchase Documents or the Transactions contemplated thereby (the "Confidential Terms") shall be kept confidential and shall not be divulged to any party without the prior written consent of such other party except to the extent that (i) it is provided to assignees, participants or prospective assignees or participants who agree to hold the Confidential Terms in confidence in accordance with the provisions hereof, (ii) it is necessary to do so in working with legal counsel, auditors, taxing authorities or other governmental agencies or regulatory bodies or in order to comply with any applicable federal or state laws, (iii) any of the Confidential Terms are in the public domain other than due to a breach of this covenant, (iv) if an Event of Default has occurred and is continuing and the Buyer determines such information to be necessary or desirable to disclose in connection with the marketing and sales of the Purchased Mortgage Loans or otherwise to enforce or exercise the Buyer's rights hereunder or (v) it is required by law, rule, regulation or order of a court or other regulatory body including, without limitation, the SEC. The provisions set forth in this Section 32 shall survive the termination of this Repurchase Agreement. Notwithstanding the foregoing or anything to the contrary contained herein or in any other Repurchase Document, the parties hereto may disclose to any and all Persons, without limitation of any kind, the U.S. federal, state and local tax treatment of the transactions, any fact that may be relevant to understanding the U.S. federal, state and local tax treatment of the transactions, and all materials of any kind (including opinions or other tax analyses) relating to such U.S. federal, state and local tax treatment and that may be relevant to understanding such tax treatment, other than the name of the parties or any other persons, and any pricing terms (including, without limitation, the Non-Utilization Fee, Commitment Fee, Pricing Rate, Purchase Price Percentage and Purchase Price) or other nonpublic business or financial information (including any sublimits and financial covenants) that is unrelated to the U.S. federal, state and local tax treatment of the transactions to the taxpayer and is not relevant to understanding the U.S. federal, state and local tax treatment of the transactions.

SECTION 33.    INTENT

        (a)   The parties recognize that each Transaction is a "repurchase agreement" as that term is defined in Section 101 of Title 11 of the United States Code, as amended (except insofar as the type of Mortgage Loans subject to such Transaction or the term of such Transaction would render such definition inapplicable), and a "securities contract" as that term is defined in Section 741 of Title 11 of the United States Code, as amended (except insofar as the type of assets subject to such Transaction would render such definition inapplicable).

        (b)   It is understood that either party's right to liquidate Mortgage Loans delivered to it in connection with Transactions hereunder or to exercise any other remedies pursuant to Paragraph 11 hereof is a contractual right to liquidate such Transaction as described in Sections 555 and 559 of Title 11 of the United States Code, as amended.

        (c)   The parties agree and acknowledge that if a party hereto is an "insured depository institution," as such term is defined in the Federal Deposit Insurance Act, as amended ("FDIA"), then each Transaction hereunder is a "qualified financial contract," as that term is defined in FDIA and any rules, orders or policy statements thereunder (except insofar as the type of assets subject to such Transaction would render such definition inapplicable).

        (d)   It is understood that this Repurchase Agreement constitutes a "netting contract" as defined in and subject to Title IV of the Federal Deposit Insurance Corporation Improvement Act of 1991 ("FDICIA") and each payment entitlement and payment obligation under any Transaction hereunder shall constitute a "covered contractual payment entitlement" or "covered contractual payment obligation", respectively, as defined in and subject to FDICIA (except insofar as one or both of the parties is not a "financial institution" as that term is defined in FDICIA).

SECTION 34.    DISCLOSURE RELATING TO CERTAIN FEDERAL PROTECTIONS

        The parties acknowledge that they have been advised that:

        (a)   in the case of Transactions in which one of the parties is a broker or dealer registered with the Securities and Exchange Commission ("SEC") under Section 15 of the Securities Exchange Act of 1934 ("1934 Act"), the Securities Investor Protection Corporation has taken the position that the provisions of the Securities Investor Protection Act of 1970 ("SIPA") do not protect the other party with respect to any Transaction hereunder;

        (b)   in the case of Transactions in which one of the parties is a government securities broker or a government securities dealer registered with the SEC under Section 15C of the 1934 Act, SIPA will not provide protection to the other party with respect to any Transaction hereunder; and

        (c)   in the case of Transactions in which one of the parties is a financial institution, funds held by the financial institution pursuant to a Transaction hereunder are not a deposit and therefore are not insured by the Federal Deposit Insurance Corporation or the National Credit Union Share Insurance Fund, as applicable.

SECTION 35.    CONFLICTS

        In the event of any conflict between the terms of this Repurchase Agreement, any other Repurchase Document and any Confirmation, the documents shall control in the following order of priority: first, the terms of the Confirmation shall prevail, then the terms of this Repurchase Agreement shall prevail, and then the terms of the Repurchase Documents shall prevail.

SECTION 36.    AUTHORIZATIONS

        Any of the persons whose signatures and titles appear on Exhibit X are authorized, acting singly, to act for the Sellers or the Buyer, as the case may be, under this Repurchase Agreement.

SECTION 37.    ACKNOWLEDGEMENT OF ANTI-PREDATORY LENDING POLICIES.

        Buyer has in place internal policies and procedures that expressly prohibit its purchase of any High Cost Mortgage Loan.

[THIS SPACE INTENTIONALLY LEFT BLANK]

        IN WITNESS WHEREOF, the parties have entered into this Repurchase Agreement as of the date set forth above.

BUYER:
MERRILL LYNCH BANK USA
By:	/s/ JAMES B. CASON Name: James B. Cason Title: Vice President
Address for Notices:
4 World Financial Center 10th Floor New York, New York 10080 Attention: James B. Cason Telecopier No.: (212) 449-3673 Telephone No.: (212) 449-1219
SELLER:
FIELDSTONE MORTGAGE COMPANY
By:	/s/ MARK C. KREBS Name: Mark C. Krebs Title: Sr. Vice President & Treasurer
Address for Notices:
11000 Broken Land Parkway Suite 600 Columbia, MD 21044 Attention: Michael Sonnenfeld Telecopier No.: 410-772-7299 Telephone No: 410-772-7211
SELLER:
FIELDSTONE INVESTMENT CORPORATION
By:	/s/ ROBERT G. PARTLOW Name: Robert G. Partlow Title: Senior Vice President
Address for Notices:
11000 Broken Land Parkway Suite 600 Columbia, MD 21044 Attention: Michael Sonnenfeld Telecopier No.: 410-772-7299 Telephone No: 410-772-7211

SCHEDULE 1

REPRESENTATIONS AND WARRANTIES RE: MORTGAGE LOANS

        The Sellers represent and warrant the following to the Buyer, with respect to each Mortgage Loan, that as of the Purchase Date for the purchase of any Purchased Mortgage Loans by the Buyer from the Sellers and as of the date of this Repurchase Agreement and any Transaction hereunder and at all times while the Repurchase Documents and any Transaction hereunder is in full force and effect. For purposes of this Schedule 1 and the representations and warranties set forth herein, a breach of a representation or warranty shall be deemed to have been cured with respect to a Mortgage Loan if and when the Sellers have taken or caused to be taken action such that the event, circumstance or condition that gave rise to such breach no longer adversely affects such Mortgage Loan. With respect to those representations and warranties which are made to the best of the Sellers' knowledge, if it is discovered by either Seller or the Buyer that the substance of such representation and warranty is materially inaccurate, notwithstanding the Sellers' lack of knowledge with respect to the substance of such representation and warranty, such inaccuracy shall be deemed a breach of the applicable representation and warranty.

        (a)    Description.    The information set forth on the Mortgage Loan Schedule is complete, true and correct in all material respects as of the date of the origination of each such Mortgage Loan.

        (b)    No Defenses.    No Mortgage Loan is subject to any right of rescission, set-off, counterclaim or defense, including the defense of usury, nor will the operation of any of the terms of the Mortgage Note or the Mortgage, or the exercise of any right thereunder, render either the Mortgage Note or the Mortgage unenforceable, in whole or in part, or subject to any right of rescission, set-off, counterclaim or defense, including the defense of usury, and no such right of rescission, set-off, counterclaim or defense has been asserted with respect thereto.

        (c)    Original Terms Unmodified.    Except as otherwise disclosed by written instruments included in the related documents required to be held by the Custodian pursuant to the Custodial Agreement with respect to such Mortgage Loan (the "Mortgage File"), the Sellers have not impaired, waived, altered or modified the related Mortgage or Mortgage Note in any material respect, and, if waived, altered or modified, the substance of any such waiver, alteration or modification has been approved by the insurer under the PMI Policy, if any, and the title insurer, to the extent required by the related policy, and its terms are reflected on the Mortgage Loan Schedule. No Mortgagor has been released, in whole or in part, except in connection with an assumption agreement approved by the title insurer, and which assumption agreement is included in the Mortgage File delivered to Buyer or its designee (including Custodian) and the terms of which are reflected in the Mortgage Loan Schedule.

        (d)    No Outstanding Charges.    All taxes, governmental assessments, insurance premiums, water, sewer and municipal charges, leasehold payments or ground rents which previously became due and owing have been paid, or an escrow of funds has been established in an amount sufficient to pay for every such item that remains unpaid and that has been assessed but is not yet due and payable. Sellers have not advanced funds, or induced, solicited or knowingly received any advance of funds by a party other than the Mortgagor, directly or indirectly, for the payment of any amount required under the Mortgage Loan, except for interest accruing from the date of the Mortgage Note or date of disbursement of the proceeds of the Mortgage Loan, whichever is greater, to the day that precedes by one month the Due Date of the first installment of principal and interest. No foreclosure proceedings are pending against the Mortgaged Property and no material litigation or lawsuit relating to the Mortgage Loan is pending.

        (e)    Title Insurance.    Each Mortgage Loan is covered by either (i) a mortgage title insurance policy or other generally acceptable form of insurance policy customary in the jurisdiction where the Mortgaged Property is located or (ii) if generally acceptable in the jurisdiction where the Mortgaged

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Property is located, an attorney's opinion of title given by an attorney licensed to practice law in the jurisdiction where the Mortgaged Property is located. All of the Sellers' rights under such policies, opinions or other instruments shall be deemed to be transferred and assigned to the Buyer upon transfer and pledge of the Mortgage Loans hereunder. The title insurance policy has been issued by a title insurer licensed to do business in the jurisdiction where the Mortgaged Property is located, insuring the original lender, its successor and assigns, as to the first or second priority lien of the Mortgage in the original principal amount of the Mortgage Loan, subject to the exceptions contained in such policy. Each Seller is the sole insured of such mortgagee title insurance policy, and such mortgagee title insurance policy is in full force and effect and will be in force and effect upon the consummation of the transactions contemplated by the Agreement. The Sellers have not made and have no knowledge of any claims made under such mortgagee title insurance policy. The Sellers are not aware of any action by a prior holder and the Sellers have not done, by act or omission, anything which could impair the coverage or enforceability of such mortgagee title insurance policy or the accuracy of such attorney's opinion of title.

        (f)    Hazard Insurance.    The Mortgage Loan obligates the Mortgagor thereunder to maintain a hazard insurance policy ("Hazard Insurance") in an amount at least equal to the lesser of (i) the amount necessary to fully compensate for any damage or loss to the improvements which are part of such Mortgaged Property on a replacement cost basis and (ii) the outstanding principal balance of the Mortgage Loan, in either case in an amount sufficient to avoid the application of any "co-insurance provisions", and, if it was in place at origination of the Mortgage Loan, flood insurance, at the Mortgagor's cost and expense. If the Mortgaged Property is in an area identified in the Federal Register by the Federal Emergency Management Agency ("FEMA") as having special flood hazards, a flood insurance policy is in effect which met the requirements of FEMA at the time such policy was issued. The Mortgage obligates the Mortgagor to maintain the Hazard Insurance and, if applicable, flood insurance policy at the Mortgagor's cost and expense, and on the Mortgagor's failure to do so, authorizes the holder of the Mortgage to obtain and maintain such insurance at the Mortgagor's cost and expense, and to seek reimbursement therefor from the Mortgagor. The Mortgaged Property is covered by Hazard Insurance. Each Seller has obtained a life of loan, transferable flood certification contract for each Mortgage Loan and such contract is assignable without penalty, premium or cost to the Buyer.

        (g)    Compliance with Applicable Laws.    Any and all requirements of any federal, state or local law including, but not limited to, usury, truth-in-lending, real estate settlement procedures, consumer credit protection, equal credit opportunity and disclosure laws applicable to the Mortgage Loan have been complied with, and Sellers shall maintain in one or both of their possession, available for Buyer's inspection, and shall deliver to Buyer upon demand, evidence of compliance with all such requirements.

        (h)    No Satisfaction of Mortgage.    The Mortgage has not been satisfied, canceled, subordinated (except in the case of a Second Lien Mortgage Loan, to the first Mortgage Loan) or rescinded, in whole or in part (except for a release that does not materially impair the security of the Mortgage Loan or a release the effect of which is reflected in the loan-to-value ratio for the Mortgage Loan as set forth in the Mortgage Loan Schedule), and the Mortgaged Property has not been released from the lien of the Mortgage, in whole or in part, nor has any instrument been executed that would effect any such release, cancellation, subordination or rescission. Sellers have not waived the performance by the Mortgagor of any action, if the Mortgagor's failure to perform such action would cause the Mortgage Loan to be in default, nor have Sellers waived any default resulting from any action or inaction by the Mortgagor.

        (i)    Location and Type of Mortgage Property.    The Mortgaged Property is located in the state identified in the Mortgage Loan Schedule and consists of either (i) a single parcel of real property or (ii) more than one parcel of real property (as determined for tax purposes only) which parcels are contiguous and are subject to a single deed or title, in each case with a detached single family

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residence erected thereon, or a two- to four-family dwelling, or an individual condominium unit in a low-rise or high-rise condominium project, provided, however, that any condominium project or planned unit development shall conform with the applicable Fannie Mae and Freddie Mac requirements regarding such dwellings, or a manufactured dwelling attached to a permanent foundation, or an individual unit in a planned unit development or a townhouse. No residence or dwelling is a mobile home.

        (j)    Valid First or Second Lien.    The related Mortgage is a valid, subsisting and enforceable first lien or second lien on the related Mortgaged Property, including but not limited to, all building on the Mortgaged Property and all installations and mechanical, electrical, plumbing, heating and air conditioning systems located in or annexed to such buildings, and all additions, alterations and replacements made at any time with respect to the foregoing. The lien of the Mortgage, to the best of the Sellers' knowledge, is subject only to:

          (i)    the lien of current real property taxes and assessments not yet due and payable;

          (ii)   covenants, conditions and restrictions, rights of way, easements and other matters of public record as of the date of recording of such Mortgage, such exceptions appearing of record being acceptable to mortgage lending institutions generally or specifically reflected or considered in the lender's title insurance policy delivered to the originator of the Mortgage Loan and referred to or otherwise considered in the appraisal made in connection with the origination of the related Mortgage Loan or that do not adversely affect the appraisal value of the Mortgaged Property set forth in such appraisal;

          (iii)   in the case of a Mortgaged Property that is a condominium or an individual unit in a planned unit development, liens for common charges permitted by statute;

          (iv)  if the Mortgage Loan is secured by a second mortgage lien on the Mortgaged Property (and represented on the Mortgage Schedule as such), the lien of the first Mortgage; and

          (v)   other matters to which like properties are commonly subject which do not materially interfere with the benefits of the security intended to be provided by such Mortgage or the use, enjoyment, value or marketability of the related Mortgaged Property.

        Any security agreement, chattel mortgage or equivalent document related to and delivered in connection with the Mortgage Loan establishes and creates a valid and enforceable (a) with respect to each first lien Mortgage Loan, first priority lien and first priority security interest, or (b) with respect to each Second Lien Mortgage Loan, second priority lien and second priority security interest, in each case, on the property described therein and the Sellers have full right to pledge and assign the same to the Buyer or its designee (including Custodian).

        (k)    Validity of Mortgage Documents.    The Mortgage Note and the Mortgage are genuine, and each is the legal, valid and binding obligation of the maker thereof enforceable in accordance with its terms, except as such enforcement may be limited by bankruptcy, insolvency, reorganization, receivership, moratorium or other similar laws relating to or affecting the rights of creditors generally, and by general equity principles (regardless of whether such enforcement is considered in a proceeding in equity or at law). All parties to the Mortgage Note, the Mortgage and any other such related agreement had legal capacity to enter into the Mortgage Loan and to execute and deliver the Mortgage Note, the Mortgage and any such agreement, and the Mortgage Note, the Mortgage and any other such related agreement have been duly and properly executed by such related parties.

        (l)    Full Disbursement of Proceeds.    The proceeds of the Mortgage Loan have been fully disbursed to or for the account of the Mortgagor and there is no requirement for future advances thereunder and there is no obligation for the mortgagee to advance additional funds thereunder, and any and all requirements as to completion of any on-site or off-site improvement and as to disbursements of any

Sch. 1-3

escrow funds therefore have been complied with. All costs, fees and expenses incurred in making or closing the Mortgage Loan and the recording of the Mortgage were paid, and the Mortgagor is not entitled to any refund of any amounts paid or due under the Mortgage Note or Mortgage.

        (m)    Ownership.    Sellers are the sole owners of record and holder of the Mortgage Loan. The Mortgage Loan is not assigned or pledged except as provided in this Agreement, and Sellers have good and marketable title thereto, and have full right to pledge and assign the Mortgage Loan to Buyer or its designee (including Custodian) free and clear of any encumbrance, equity, participation interest, lien, pledge, charge, claim or security interest, and have full right and authority subject to no interest or participation of, or agreement with, any other party, to sell and assign each Mortgage Loan pursuant to this Agreement.

        (n)    Doing Business.    All parties that have had any interest in the Mortgage Loan, whether as mortgagee, assignee, pledgee or otherwise, are (or, during the period in which they held and disposed of such interest, were) (i) in compliance with any and all applicable licensing requirements of the laws of the state where the Mortgaged Property is located, and (ii) either (A) organized under the laws of such state, (B) qualified to do business in such state, (C) a federal savings and loan association, a savings bank or a national bank having a principal office in such state or (D) not doing business in such state; provided, if a warehouse lender that was the assignee of the Mortgage Loans was not authorized to do business in the jurisdiction where the Mortgaged Property is located, the Sellers represent and warrant that the financing of the Mortgage Loan and the holding of an interest in the Mortgage Loan by the warehouse lender did not constitute doing business in that jurisdiction.

        (o)    No Defaults.    Other than a payment default, there is no material default, breach, violation or event of acceleration existing under the Mortgage or the Mortgage Note and no event which, with the passage of time or with notice and the expiration of any grace or cure period, would constitute a material default, breach, violation or event of acceleration, and neither Sellers nor their respective successors have waived any default, breach, violation or event of acceleration.

        (p)    No Mechanics' Liens.    To the best of Sellers' knowledge, there are no mechanics' liens or similar liens or claims that have been filed for work, labor or material (and no rights are outstanding that under law could give rise to such lien) affecting the Mortgaged Property that are or may be liens prior to, or equal or coordinate with, the lien of the Mortgage.

        (q)    Location of Improvements; No Encroachments.    Except as may be expressly noted and considered in the appraisal of the Mortgaged Property, all improvements that were considered in determining the appraised value of the Mortgaged Property lay wholly within the boundaries and building restriction lines of the Mortgaged Property and no improvements on adjoining properties encroach upon the Mortgaged Property unless there exists in the Mortgage File a title policy with endorsements which insure against losses sustained by the insured as a result of such encroachments. No improvement located on or being part of the Mortgaged Property is in violation of any applicable zoning and building law, ordinance or regulation.

        (r)    Origination.    The Mortgage Loan was originated by or in conjunction with a mortgagee approved by the Secretary of Housing and Urban Development pursuant to Sections 203 and 211 of the National Housing Act, a savings and loan association, a savings bank, a commercial bank, credit union, insurance company or similar banking institution which is supervised and examined by a federal or state authority.

        (s)    Customary Provisions.    The Mortgage contains customary and enforceable provisions such as to render the rights and remedies of the holder thereof adequate for the realization against the Mortgaged Property of the benefits of the security provided thereby, including, (i) in the case of a Mortgage designated as a deed of trust, by trustee's sale, and (ii) otherwise by judicial foreclosure.

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There is no homestead or other exemption available to a Mortgagor which would interfere with the right to sell the Mortgaged Property at a trustee's sale or the right to foreclose the Mortgage.

        (t)    Occupancy of the Mortgaged Property.    To the best of the Sellers' knowledge, (i) as of the Purchase Date, the Mortgaged Property is lawfully occupied under applicable law and (ii) all inspections, licenses and certificates required to be made or issued with respect to all occupied portions of the Mortgaged Property and, with respect to the use and occupancy of the same, including but not limited to certificates of occupancy and fire underwriting certificates, have been made or obtained from the appropriate authorities. Sellers have not received notification from any Governmental Authority that the Mortgaged Property is in material non-compliance with such laws or regulations, is being used, operated or occupied unlawfully or has failed to have or obtain such inspection, licenses or certificates, as the case may be. With respect to any Mortgage Loan originated with an "owner-occupied" Mortgaged property, the Mortgagor represented at the time of origination of the Mortgage Loan that the Mortgagor would occupy the Mortgaged Property as the Mortgagor's primary residence.

        (u)    No Additional Collateral.    The Mortgage Note is not and has not been secured by any collateral except the lien of the corresponding Mortgage and the security interest of any applicable security agreement or chattel mortgage.

        (v)    Deeds of Trust.    In the event the Mortgage constitutes a deed of trust, a trustee, authorized and duly qualified under applicable law to serve as such, has been properly designated and currently so serves and is named in the Mortgage, and no fees or expenses are or will become payable by the Buyer to the trustee under the deed of trust, except in connection with a trustee's sale after default by the Mortgagor.

        (w)    Transfer of Mortgage Loans.    Except with respect to Mortgage Loans registered with MERS, the Assignment of Mortgage is in recordable form and is acceptable for recording under the laws of the jurisdiction in which the Mortgaged Property is located.

        (x)    Due on Sale.    The Mortgage contains an enforceable provision for the acceleration of the payment of the unpaid principal balance of the Mortgage Loan in the event that the Mortgaged Property is sold or transferred without the prior written consent of the mortgagee thereunder.

        (y)    No Buydown Provisions; No Graduated Payments or Contingent Interests.    Except with respect to Agency Mortgage Loans, the Mortgage Loan does not contain provisions pursuant to which monthly payments are paid or partially paid with funds deposited in any separate account established by Sellers, the Mortgagor or anyone on behalf of the Mortgagor, or paid by any source other than the Mortgagor nor does it contain any other similar provisions which may constitute a "buydown" provisions. The Mortgage Loan is not a graduated payment mortgage loan and the Mortgage Loan does not have a shared appreciation or other contingent interest feature.

        (z)    Consolidation of Future Advances.    Any future advances made to the Mortgagor prior to the Purchase Date have been consolidated with the outstanding principal amount secured by the Mortgage, and the secured principal amount, as consolidated, bears a single interest rate and single repayment term. The lien of the Mortgage securing the consolidated principal amount is expressly insured as having first or second lien priority, as the case may be, by a title insurance policy, an endorsement to the policy insuring the mortgagee's consolidated interest or by other title evidence acceptable to Fannie Mae and Freddie Mac. The consolidated principal amount does not exceed the original principal amount of the Mortgage Loan.

        (aa)    No Condemnation Proceedings; Mortgaged Property Undamaged.    To the best of the Sellers' knowledge, there is no proceeding pending for the total or partial condemnation and no eminent domain proceedings pending affecting any Mortgaged Property. Except as set forth in the appraisal which forms part of the related Mortgage File, the Mortgaged Property, normal wear and tear excepted, is undamaged by waste, fire, earthquake or earth movement, windstorm, flood, tornado or

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other casualty so as to affect materially and adversely the value of the Mortgaged Property as security for the Mortgage Loan or the use for which the premises were intended.

        (bb)    Collection Practices; Escrow Deposits; Interest Rate Adjustments.    The origination and collection practices used by the originator, each servicer of the Mortgage Loan and the Sellers with respect to the Mortgage Loan have been operated in all respects in accordance with industry custom and practice, applicable laws and regulations and have been legally and properly operated. With respect to escrow deposits and escrow payments (other than with respect to each Second Lien Mortgage and for which the mortgagee under the first lien is collecting escrow payments), all such payments are in the possession of, or under the control of, one or both of the Sellers and there exist no deficiencies in connection therewith for which customary arrangements for repayment thereof have not been made. All escrow payments have been collected in full compliance with state and federal law. If an escrow of funds has been established, it is not prohibited by applicable law and has been established in an amount sufficient to pay for every item that remains unpaid and has been assessed but is not yet due and payable. No escrow deposits or escrow payments or other charges or payments due Sellers have been capitalized under the Mortgage or the Mortgage Note. All mortgage interest rate adjustments have been made in strict compliance with state and federal law and the terms of the related Mortgage Note. Any interest required to be paid pursuant to state and local law has been properly paid and credited.

        (cc)    Appraisal.    Unless indicated in the Sellers' Underwriting Guidelines, the Mortgage File for each Mortgage Loan contains an appraisal of the related Mortgaged Property indicating an appraised value equal to the appraised value identified for such Mortgaged Property on the Mortgage Loan, which appraisal is either (i) with respect to Conforming Mortgage Loans only, an automated appraisal acceptable to an Agency or (ii) signed prior to the approval of the Mortgage Loan application by a qualified appraiser, duly appointed by Sellers, who had no interest, direct or indirect, in the Mortgaged Property or in any loan made on the security thereof and the appraiser and appraisal both satisfy the requirements of Title XI of the Federal Institutions Reform, Recovery and Enforcement Act of 1989 as amended and the regulations promulgated thereunder, all as in effect on the date the Mortgage Loan was originated.

        (dd)    Servicemembers Civil Relief Act.    The Mortgagor has not notified Sellers, and Sellers have no knowledge, of any relief requested or allowed to the Mortgagor under the Servicemembers Civil Relief Act of 2003.

        (ee)    Loan to Value Ratio.    No Mortgage Loan has an LTV ("loan-to-value" ratio) or CLTV in excess of 100%. Each Mortgage Loan with an LTV at origination in excess of 80% is and will be subject to a lender paid Mortgage Insurance Policy or a PMI Policy, issued by a Qualified Insurer, which insures that portion of the Mortgage Loan in excess of the portion of the Appraised Value of the Mortgaged Property required by the applicable Underwriting Guidelines or Agency. All provisions of such PMI Policy have been and are being complied with, such policy is in full force and effect, and all premiums due thereunder have been paid. Any Mortgage subject to any such PMI Policy obligates the Mortgagor thereunder to maintain such insurance and to pay all premiums and charges in connection therewith. The Mortgage Interest Rate for the Mortgage Loan does not include any such insurance premium.

        (ff)    Payment Terms.    Principal payments on the Mortgage Loan commenced no more than sixty (60) days after the proceeds of the Mortgage Loan were disbursed and the Mortgage Note is payable on the first day of each month. As to each fixed rate Mortgage Loan, interest is calculated on the Mortgage Note on the basis of twelve 30-day months and a 360-day year, and, as to each adjustable rate Mortgage Loan, interest is calculated on the Mortgage Note on the basis of the number of days in the related interest accrual period. The origination date is no earlier than sixty (60) days prior to the related Purchase Date.

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        (gg)    No Bankruptcy of Mortgagor.    None of the Mortgage Loans are subject to a bankruptcy plan. To the best of the Sellers' knowledge, since the date of origination of the Mortgage Loan, the Mortgaged Property has not been subject to any bankruptcy proceeding or foreclosure proceeding and the Mortgagor has not filed for protection under applicable bankruptcy laws. There is no homestead or other exemption available to the Mortgagor that would interfere with the right to sell the Mortgaged Property at a trustee's sale or the right to foreclose the Mortgage.

        (hh)    Construction or Rehabilitation of Mortgaged Property.    No Mortgage Loan was made in connection with (a) the construction or rehabilitation of a Mortgaged Property or (b) facilitating the trade-in or exchange of a Mortgaged Property.

        (ii)    Underwriting Guidelines.    Each Mortgage Loan has been underwritten in all material respects in accordance with the related Underwriting Guidelines in effect at the time the Mortgage Loan was originated or purchased by the Sellers.

        (jj)    Condominium/Planned Unit Developments.    If the Mortgaged Property is a condominium or a planned unit development (other than a de minimus planned unit development), such condominium or planned unit development project meets the Underwriting Guidelines.

        (kk)    Non-Eligible Mortgage Loans.    No Mortgage Loan (a) is subject to Section 226.32 of Regulation Z or any similar state law (relating to high interest rate credit/lending transactions), or (b) is a High Cost Mortgage Loan.

        (ll)    Environmental Actions.    To the best of the Sellers' knowledge, the Mortgaged Property is in material compliance with all applicable local, state and federal environmental laws, rules or regulations pertaining to environmental hazards including, without limitation, asbestos, and neither the Sellers nor, to the best of the Sellers' knowledge, the related Mortgagor, has received any notice of any violation or potential violation of such law nor is there any pending action or proceeding directly involving any Mortgaged Property of which the Sellers are aware in which compliance with any environmental law, rule or regulation is an issue.

        (mm)    Documents Genuine.    To the best of the Sellers' knowledge, such Purchased Mortgage Loan and all accompanying collateral documents are complete and authentic and all signatures thereon are genuine. Such Purchased Mortgage Loan is a "closed" loan fully funded by the Sellers.

        (nn)    FHA Mortgage Insurance; VA Loan Guaranty.    With respect to the FHA Loans, the FHA Mortgage Insurance Contract is in full force and effect and there exists no impairment to full recovery without indemnity to the Department of Housing and Urban Development or the FHA under FHA Mortgage Insurance. With respect to the VA Loans, the VA Loan Guaranty Agreement is in full force and effect to the maximum extent stated therein. All necessary steps have been taken to keep such guaranty or insurance valid, binding and enforceable and each of such is the binding, valid and enforceable obligation of the FHA and the VA, respectively, to the full extent thereof, without surcharge, set-off or defense. Each FHA Loan and VA Loan was originated in accordance with the criteria of an Agency for purchase of such Mortgage Loans.

        (oo)    Primary Mortgage Guaranty Insurance.    Each Mortgage Loan which is represented to the Buyer to have, or to be eligible for, FHA insurance is insured, or eligible to be insured, pursuant to the National Housing Act. Each Mortgage Loan which is represented by the Sellers to be guaranteed, or to be eligible for guaranty, by the VA is guaranteed, or eligible to be guaranteed, under the provisions of Chapter 37 of Title 38 of the United States Code. As to each FHA insurance certificate or each VA guaranty certificate, the Sellers have complied with applicable provisions of the insurance for guaranty contract and federal statutes and regulations, all premiums or other charges due in connection with such insurance or guarantee have been paid, there has been no act or omission which would or may invalidate any such insurance or guaranty, and the insurance or guaranty is, or when issued, will be, in full force and effect with respect to each Mortgage Loan. There are no defenses, counterclaims, or

Sch. 1-7

rights of set-off affecting the Mortgage Loans or affecting the validity or enforceability of any private mortgage insurance or FHA insurance applicable to the Mortgage Loans or any VA guaranty with respect to the Mortgage Loans.

        (pp)    Tax and Property Descriptions.    To the best of the Sellers' knowledge, except as disclosed to the Buyer in writing, all tax identifications and property descriptions are legally sufficient; and tax segregation, where required, has been completed. Each Seller has reviewed all of the documents constituting the Mortgage File and has made such inquiries as it deems necessary to make and confirm the accuracy of the representations set forth herein. To the best of the Sellers' knowledge, except as disclosed to the Buyer in writing, all tax identifications and property descriptions are legally sufficient; and tax segregation, where required, has been completed. Each Seller has obtained a life of loan, transferable real estate tax service contract with an approved tax service contract provider on each Mortgage Loan and such contract is assignable without penalty, premium or cost to the Buyer. Each Seller has obtained a life of loan, transferable real estate tax service contract with an approved tax service contract provider on each Mortgage Loan and such contract is assignable without penalty, premium or cost to the Buyer.

        (qq)    Recordation.    Each original Mortgage was or shall be recorded and, except for those Mortgage Loans subject to the MERS identification system, all subsequent assignments of the original Mortgage (other than the assignment to the Buyer) have been or shall be recorded in the appropriate jurisdictions where such recordation is necessary to perfect the lien thereof as against creditors of the Sellers, or is in the process of being recorded

        (rr)    Takeout Commitment.    Each Takeout Commitment is a legal, valid and binding obligation of the Sellers enforceable against each of them in accordance with its terms, subject to applicable bankruptcy, insolvency and similar laws affecting creditors' rights generally and subject, as to enforceability, to general principles of equity (regardless of whether enforcement is sought in a proceeding in equity or at law).

        (ss)    No Fraud.    There was no fraud involved in the origination of the Mortgage Loan by the mortgagee or, to the Sellers' knowledge, by the Mortgagor, any appraiser or any other party involved in the origination of the Mortgage Loan.

        (tt)    Interest.    The Mortgage Loan bears interest at the mortgage interest rate and the Mortgage Note does not permit negative amortization. None of the Mortgage Loans are simple interest Mortgage Loans.

        (uu)    No Balloon Payment.    No Mortgage Loan, other than a Balloon Loan, has a balloon payment feature. No Balloon Loan requires payment of all outstanding principal earlier than fifteen (15) years following the origination of the Balloon Loan.

        (vv)    Prepayment Penalty.    With respect to each Mortgage Loan that has a prepayment penalty feature, each such prepayment penalty is enforceable and will be enforced by the Seller, and each prepayment penalty is permitted pursuant to federal, state and local law. No Mortgage Loan will impose a prepayment penalty for a term in excess of five years from the date such Mortgage Loan was originated. Except as otherwise set forth on the Mortgage Loan Schedule, with respect to each Mortgage Loan that contains a prepayment penalty, such prepayment penalty is at least equal to the lesser of (A) the maximum amount permitted under applicable law and (B) six months interest at the related Mortgage Interest Rate on the amount prepaid in excess of 20% of the original principal balance of such Mortgage Loan.

        (ww)    No Single-Premium Credit Insurance Policies.    None of the proceeds of the Mortgage Loan were used to finance single-premium credit insurance policies.

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MASTER REPURCHASE AGREEMENT
REPRESENTATIONS AND WARRANTIES RE: MORTGAGE LOANS